Exhibit 10.25

FAY SERVICING, LLC,
as Servicer
and
ALTISOURCE RESIDENTIAL, L.P.,
as Initial Owner
_____________________________
FLOW SERVICING AGREEMENT
Dated as of January 24, 2015
Residential Mortgage Loans and REO Properties

TABLE OF CONTENTS

ARTICLE I. DEFINITIONS1
ARTICLE II. OWNER ENGAGEMENT OF SERVICER AND COVENANTS1
Section 2.01. Contract for Servicing; Possession of Servicing Files1
Section 2.02. Assistance and Cooperation of Servicer3
Section 2.03. Access to Information; Quality Control Procedures5
Section 2.04. Tax and Flood Service Contracts6
Section 2.05. Government Sponsored Programs and Legislation7
ARTICLE III. SERVICING OF THE ASSETS7
Section 3.01. Servicer to Service7
Section 3.02. Servicing Requirements Imposed by Prior Sellers and Financing Parties8
ARTICLE IV. OWNER REMITTANCE8
Section 4.01. Remittances to Owner8
Section 4.02. Statements to Owner9
ARTICLE V. SERVICER9
Section 5.01. Merger or Consolidation of Servicer9
Section 5.02. Limitation on Liability of Servicer and Others9
Section 5.03. Transactions with Related Persons10
Section 5.04. Limitation on Resignation and Assignment by Servicer10
Section 5.05. Annual Report and Officer’s Certificate; Audit Reports11
Section 5.06. Disaster Recovery Plan11
ARTICLE VI. REPRESENTATIONS AND WARRANTIES12
Section 6.01. Representations and Warranties of Servicer12
Section 6.02. Indemnification by Servicer14
Section 6.03. Representations and Warranties of Owner14
Section 6.04. Indemnification by Owner15
Section 6.05. Third-Party Claims15
ARTICLE VII. TERMINATION16

i

Section 7.01. Termination With Cause16
Section 7.02. Termination Without Cause18
Section 7.03. Successor to Servicer18
ARTICLE VIII. MISCELLANEOUS PROVISIONS20
Section 8.01. Costs and Attorneys’ Fees20
Section 8.02. Jurisdiction; Waiver of Jury Trial20
Section 8.03. Notices20
Section 8.04. Severability Clause20
Section 8.05. Counterparts21
Section 8.06. Governing Law21
Section 8.07. Further Agreements; Waivers21
Section 8.08. Intention of the Parties21
Section 8.09. Successors and Assigns; Transfer of Mortgage Loans21
Section 8.10. General Interpretive Principles22
Section 8.11. Delivery of Reports; Reproduction of Documents23
Section 8.12. [Reserved]23
Section 8.13. Financial Statements; Servicing Facilities23
Section 8.14. Reconstitution23
Section 8.15. Compliance with REMIC Provisions24
Section 8.16. Confidentiality25

EXHIBITS

EXHIBIT A	DEFINITIONS

EXHIBIT B	FORM OF ACKNOWLEDGMENT AGREEMENT

EXHIBIT C	RESERVED

EXHIBIT D	FORM OF OFFICER’S CERTIFICATE

EXHIBIT E	FORM OF OPINION OF COUNSEL
EXHIBIT F        SERVICING PERFORMANCE DUTIES AND STANDARDS
EXHIBIT G        FORM OF POWER OF ATTORNEY
EXHIBIT H        DATA TAPE FIELDS

This FLOW SERVICING AGREEMENT, dated as of January 24, 2015, is by and between ALTISOURCE RESIDENTIAL, L.P. (“Initial Owner”) and FAY SERVICING, LLC (“Servicer”).
W I T N E S S E T H:
WHEREAS, Initial Owner has acquired and from time to time intends to acquire nonperforming Mortgage Loans (as defined herein) pursuant to the terms of certain mortgage loan purchase agreements between Initial Owner (or a wholly owned trust) and certain third party sellers on a servicing-released basis;
WHEREAS, Initial Owner desires to retain Servicer to subservice and provide certain management and disposition services for the Assets (as defined herein) for the benefit of the applicable Owner (as defined herein) commencing on the related Servicing Commencement Date (as defined herein), and Initial Owner and Servicer desire to set forth the terms and conditions on which Servicer will subservice and provide management and disposition services for the Assets, all as provided in this Agreement;
WHEREAS, Initial Owner and Servicer intend to enter into an Acknowledgement Agreement (as defined herein) at the time any mortgage loans become subject to this Agreement;
WHEREAS, Initial Owner has transferred or intends to transfer its interest in the Mortgage Loans and its rights under this Agreement to one or more trusts at or about the time it acquires the Mortgage Loans, which trust shall be deemed to be the “Owner” under this Agreement with respect to such Mortgage Loans; and
WHEREAS, Initial Owner shall act as the administrator for each Owner and shall be authorized to act on behalf of each Owner under this Agreement.
NOW, THEREFORE, in consideration of the mutual agreements hereinafter set forth, and for other good and reasonable consideration, the receipt and adequacy of which is hereby acknowledged, Initial Owner and Servicer hereby agree as follows:
ARTICLE I. DEFINITIONS
Certain capitalized terms used in this Agreement shall be defined as per Exhibit A.
ARTICLE II.    OWNER ENGAGEMENT OF SERVICER AND COVENANTS
Section 2.01.    Contract for Servicing; Possession of Servicing Files.
(a)    Owner shall notify Servicer not less than thirty (30) calendar days (or as otherwise mutually agreed upon by Owner and Servicer) prior to any proposed Servicing Commencement Date that it desires to have Servicer service the Mortgage Loans in the related Asset Pool pursuant to the terms of this Agreement and shall forward to Servicer the related Acknowledgement Agreement and a computer readable electronic transmission of the related Asset Servicing Schedule, containing the information specified in Exhibit I to the extent available; provided, however, that such data tapes are not required to be delivered with respect to any Mortgage Loan Servicer is servicing as of the date of such Acknowledgment Agreement. In the event that Servicer elects not to service such mortgage loans pursuant to the terms hereof, Servicer shall advise Owner in writing of such election within two (2) Business Days of receipt of the foregoing notice from Owner. Otherwise, Servicer shall countersign and return the Acknowledgment Agreement to Owner within three (3) calendar days of receipt thereof and each Mortgage Loan in the related Asset Pool shall be subject to this Agreement as of the related Servicing Commencement Date. Within thirty (30) days of each Servicing Commencement Date, Owner shall pay to Servicer, in immediately available funds wired to an account designed by Servicer, the Boarding Fee attributable to each Mortgage Loan transferred to Servicer on such Servicing Commencement Date, unless Servicer was servicing such Mortgage Loan as of the date of the related Acknowledgment Agreement.
(b)    In accordance with Section 2.01(a), as of each Servicing Commencement Date, Owner shall be deemed to have contracted with and engaged Servicer, and Servicer shall be deemed to have accepted such engagement, to perform the servicing and administration obligations and functions set forth in this Agreement for each Asset which is identified on the related Asset Servicing Schedule. Each Asset Servicing Schedule shall supplement this Agreement and be deemed to be a part hereof and be incorporated herein by reference. As compensation for such engagement, Owner agrees to pay Servicer, and Servicer agrees to accept as payment, the Servicing Fees as set forth in the Fee Letter. Servicer shall commence the servicing of an Asset hereunder on the applicable Servicing Commencement Date with respect to such Asset.
(c)    With respect to each Mortgage Loan to be serviced hereunder, Owner shall use commercially reasonable efforts to cause the Prior Servicer to comply with the requirements set forth in Section 1(a) of Exhibit F in all material respects and shall cause the Prior Servicer to deliver to Servicer the Servicing File for each related Mortgage Loan not later than five (5) Business Days after the Servicing Commencement Date. Any fees and expenses incurred in transferring the Servicing File to Servicer shall be the obligation of Owner. In the event that the Servicing File fails to contain any material document that is necessary for Servicer to service the related Mortgage Loans on the date on which the Servicing File is required to be delivered to Servicer, Servicer shall notify Owner, and Owner shall use reasonable efforts, at Owner’s expense, to cause to be delivered promptly to Servicer any necessary missing documents therefrom, or, upon the request of Owner and at Owner’s expense, Servicer may, for a fee acceptable to Owner, undertake to obtain any missing documents therefrom.
(d)    Owner and Servicer agree to cooperate with respect to all reasonable requests made by either such party to the other in connection with the transfer of servicing to Servicer pursuant to this Agreement. For the avoidance of doubt, any transfer of servicing of the Mortgage Loans to Servicer under this Agreement shall be on a subservicing basis and Owner shall retain full and complete ownership of the related servicing rights with respect to the Mortgage Loans.
(e)    Servicer shall comply with all Applicable Requirements with respect to servicing transfers. In addition, Servicer shall comply with the CFPB’s rules and/or guidelines with respect to servicing transfers, including without limitation its Bulletin 2014-1 issued on August 19, 2014. Servicer and Owner shall provide all reasonable cooperation and assistance as may be requested by the other party in connection with compliance with such rules and/or guidelines. Servicer and Owner shall cooperate after the applicable Servicing Commencement Date to promptly resolve all customer complaints, disputes and inquiries related to activities that occurred prior to such transfer date or in connection with the transfer of servicing.
(f)    Simultaneously with the execution and delivery of this Agreement, (1) Servicer shall execute and deliver to Owner an Officer’s Certificate in the form of Exhibit D hereto and an Opinion of Counsel in the form of Exhibit E hereto. If reasonably required by Servicer, Owner shall furnish Servicer with any powers of attorney in a form attached hereto as Exhibit H and other documents necessary or appropriate to enable Servicer to carry out its servicing and administrative duties under this Agreement.
(g)    Record title to the Mortgage Loans shall be retained by Owner or its designee, and possession of any Servicing Files delivered to Servicer shall be held in trust for Owner as the owner thereof, for the sole purpose of servicing the Mortgage Loans. The ownership of each Mortgage Loan, including the Mortgage Note, the Mortgage, the Mortgage Loan Documents, the contents of the related Servicing File and all rights, benefits, proceeds and obligations arising therefrom or in connection therewith, is vested in Owner. All rights arising out of the Mortgage Loans including, but not limited to, all funds received on or in connection with the Mortgage Loans and all records or documents with respect to the Mortgage Loans prepared by or which come into the possession of Servicer shall be received and held by Servicer in trust for the benefit of Owner as the owner of the Mortgage Loans. Any portion of the Servicing Files held by Servicer shall be segregated from the other books and records of Servicer and shall be appropriately marked to clearly reflect the ownership of the Mortgage Loans by Owner. Servicer shall release its custody of the contents of the Servicing Files only in accordance with written instructions of Owner, except when such release is required as incidental to Servicer’s servicing of the Mortgage Loans.
(h)    Servicer shall be responsible for maintaining, and shall maintain, a complete set of books and records for the Mortgage Loans which shall be clearly marked to reflect the ownership of the Mortgage Loans by Owner. Owner and its agents may, from time to time and at Owner’s cost and expense, upon reasonable prior notice, inspect any of Servicer’s books and records pertaining to this Agreement, including without limitation all Servicing Files, at reasonable times during Servicer’s normal business hours at Servicer’s offices.
Section 2.02.    Assistance and Cooperation of Servicer.
(a)    In the event Servicer’s membership in MERS is terminated for any reason and any of the Mortgage Loans then serviced by Servicer are MERS Designated Mortgage Loans, Servicer shall, upon Owner’s request and at Servicer’s own expense (without reimbursement), prepare and cause MERS to execute and deliver an assignment of Mortgage in recordable form to transfer the Mortgage from MERS to Owner or its designee and to execute and deliver such other notices, documents and other instruments as may be necessary or desirable to effect a transfer of such Mortgage Loan.
(b)    Servicer shall provide Owner with prompt written notice regarding the occurrence of a MERS Event. Servicer shall, upon receipt of Owner’s written instructions and at Owner’s expense, promptly deregister and prepare and submit an assignment to remove from the MERS System each MERS Designated Mortgage Loan that is subject to a MERS Event within fifteen (15) Business Days of Servicer’s receipt of Owner’s consent. Servicer shall notify Owner upon the removal of a MERS Designated Mortgage Loan from the MERS System.
(c)    Within ten (10) days of Owner’s request, Servicer, at Owner’s expense, shall furnish to each Mortgagor the Section 404 Notice to the extent required by Section 404 of the Helping Families Save Their Homes Act of 2009 (the “Helping Families Act”) in accordance with the provisions of the Helping Families Act. In addition, if requested by Owner, in connection with any Whole Loan Transfer or Securitization Transaction with respect to any of the Mortgage Loans, Servicer, at Owner’s expense, shall furnish to each related Mortgagor, within thirty (30) days following the closing date with respect to such Whole Loan Transfer or Securitization Transaction, a Section 404 Notice with respect to the assignment of such Mortgage Loan, which notice shall identify Owner’s assignee (with respect to a Whole Loan Transfer) or the Securitization Transaction trust (with respect to a Securitization Transaction), as applicable, as the new owner of the Mortgage Loan and include any other information required by the Helping Families Act. Servicer shall include in the Servicing File a copy of each Section 404 Notice furnished to a Mortgagor pursuant to this Section 2.02(c).
(d)    Within ten (10) days following the related Servicing Commencement Date (or such date otherwise agreed to by Servicer and Owner) and as required thereafter by the Privacy Laws (but not less than on a yearly basis), Servicer, at Owner’s expense, shall furnish to each Mortgagor each notice required to be provided to such Mortgagors in accordance with the Privacy Laws. Such notices shall be in the form provided by Owner or otherwise mutually agreed by Owner and Servicer.
(e)    Servicer shall screen all existing Mortgagors and related mortgage participants upon any update to the Sanction Lists. Additionally, Servicer will screen, or take appropriate steps to ensure any Vendor engaged by Servicer will screen applicable wire and ACH transactions against the Sanctions Lists. Servicer’s policies and procedures shall detail steps (i) to identify and resolve potential matches against the Sanction Lists, (ii) to escalate all potential matches to Owner for mandatory review, and (iii) required for record retention in accordance with applicable Law.
Servicer shall maintain, policies, procedures, training and internal controls reasonably designed to detect and investigate potential suspicious activity and fraud by Mortgagors and related mortgage participants in compliance with the requirements of this Section 2.02(e). Servicer will promptly disclose to Owner potentially suspicious or unusual activity detected as part of the services performed on behalf of Owner. Servicer shall coordinate the filing of any necessary Suspicious Activity Reports (“SARs”) with respect to the Mortgagors and related mortgage participants with Owner, if appropriate, and will maintain records of all such SARs filed and investigations performed in accordance with applicable Law. Servicer shall maintain reasonably adequate policies and procedures detailing steps (i) to conduct investigations in a timely manner that is consistent with applicable Law, (ii) to maintain appropriate records for reviews, investigations and escalations, and (iii) if applicable, to review requests made pursuant to Section 314(a) of the USA Patriot Act through the Financial Crimes Enforcement Network.
On a case-by-case basis, Owner may request additional documentation from Servicer as it relates to the requirements and subject matter of this Section 2.02(e) if such documentation is warranted to address potential law enforcement requests, regulatory inquiries, compliance testing, and any general inquiry and Servicer agrees to fully cooperate with Owner in obtaining and providing such additional information.
Section 2.03.    Access to Information; Quality Control Procedures.
(a)    Servicer shall provide to Owner, its regulators and any other state, federal or other regulatory authority that may exercise authority over Owner or its affiliates access to any documentation regarding the servicing of the Mortgage Loans (except for documents Servicer reasonably believes it is prohibited by its regulators from sharing with Owner). Such access shall be afforded without charge, but only upon reasonable request, during normal business hours and at the offices of Servicer. Servicer shall cooperate in good faith with Owner, its agents and regulators in responding to any reasonable inquiries regarding Servicer’s servicing of the Mortgage Loans and Servicer’s compliance with, and ability to perform its obligations under, the provisions of this Agreement, including without limitation inquiries regarding Servicer’s qualifications, expertise, capacity and staffing levels, training programs, work quality and workload balance, reputation (including complaints), information security, document custody practices, business continuity and financial viability, monitoring and oversight of its Vendors as well as the current accuracy of the representations and warranties made by Servicer in Section 6.01. Owner may request, and Servicer shall cooperate with, periodic reviews of Servicer’s performance and competence under this Agreement to confirm timeliness, completeness and compliance with all applicable Laws and the provisions of this Agreement and to ensure that foreclosures are conducted in a manner consistent with all applicable Laws and any regulatory orders, directives or guidance applicable to Owner, Servicer or their respective affiliates.
Servicer shall conduct periodic reviews, according to a timeframe that is consistent with Applicable Requirements, of its Vendors that are involved in performing servicing activities related to this Agreement to confirm compliance, timeliness and completeness with the terms of this Agreement and all applicable Laws, including without limitation compliance with all applicable legal and regulatory requirements and guidance with respect to foreclosure proceedings applicable to Owner and Servicer.
Owner and its designees shall have the right to examine and audit Servicer’s mortgage loan servicing operations, including all of the servicing systems, computer systems, books, records or other information of Servicer, whether held by Servicer or by another on its behalf, with respect to or concerning this Agreement or the Mortgage Loans, during normal business hours or as otherwise acceptable to Servicer, upon at least fifteen (15) days’ advance written notice. Servicer shall facilitate such audits and in connection therewith shall provide Owner and its agents and its contractors reasonable access (on a supervised basis) to Servicer’s offices, servicing systems, computer systems, books and records concerning this Agreement, the Mortgage Loans and Servicer’s general servicing practices and procedures during normal business hours. Servicer also shall make available to Owner knowledgeable executive, financial and accounting officers for the purpose of answering questions regarding any of the foregoing.
(b)    Servicer shall (i) maintain a log of all inquiries received from regulators or other governmental authorities (including, without limitation, the CFPB) relating to the Mortgage Loans, (ii) provide a copy of such log to Owner on a monthly basis, (iii) notify Owner promptly upon receipt from any such entity of an allegation of or inquiry relating to an alleged material violation of applicable Law, including, but not limited to, an allegation of discrimination by Servicer, and provide a copy of any such allegation or inquiry to Owner, and (iv) cooperate fully with Owner to respond promptly and completely to any such allegations or inquiries and similarly to any such allegations or inquiries received by Owner.
Servicer shall maintain a log of all complaints received by Servicer from a Mortgagor with respect to a Mortgage Loan serviced hereunder, including without limitation complaints alleging a violation of applicable Law, provide a copy of such log to Owner and copies of any correspondence or documentation relating to any such complaint promptly upon request by Owner. Servicer shall maintain a customer complaint management program, with sufficient qualified staffing and information system resources to timely respond to customer complaints and take appropriate corrective actions.
(c)    Servicer shall have an internal quality control program that adheres to Applicable Requirements. The program shall include evaluating and monitoring the overall quality of Servicer’s loan servicing activities and any Vendors utilized by Servicer. The program shall be designed to (i) ensure that the Mortgage Loans are serviced in accordance with Applicable Requirements (including all applicable regulations, rules, directives and published guidance of the CFPB and any other applicable state or federal regulators or Governmental Authorities, as such may be amended, modified or supplemented from time to time) and this Agreement, as applicable, (ii) guard against dishonest, fraudulent, or negligent acts and against errors and omissions by Servicer’s officers, employees, or agents, and (iii) verify that all documents filed or otherwise utilized by Servicer or any Vendor in any foreclosure or bankruptcy proceeding or other foreclosure-related litigation and all compensation arrangements with such parties are consistent with this Agreement.
Servicer also shall maintain a MERS quality assurance plan designed to ensure compliance with all MERS requirements, Applicable Requirements and this Agreement and shall provide Owner with a copy of such plan as well as the results of any audit or review pursuant to such quality assurance plan on at least a quarterly basis. Servicer shall provide Owner with prompt notice of any material modification to its MERS quality assurance plan made after the date hereof and agrees to cooperate in good faith in addressing any questions or concerns of Owner regarding such modification. Servicer shall cooperate with any audit by Owner with respect to the MERS Designated Mortgage Loans and compliance with the MERS requirements, including providing access to any relevant documentation or information in connection therewith.
Section 2.04.    Tax and Flood Service Contracts.
In the event that a Mortgage Loan is not subject to a fully assignable life of loan tax service contract and fully assignable flood zone determination contract, Servicer shall acquire a tax service contract or flood zone determination contract, as applicable, for any such Mortgage Loan at a cost not to exceed the amount set forth in the Fee Letter or otherwise mutually agreed by Owner and Servicer. Owner shall be responsible for any actual transfer fees required in connection with transferring tax service contracts or flood zone determination contracts to Servicer. Servicer shall deliver an invoice on a monthly basis to Owner with respect to the costs of acquiring or transferring any tax service contracts and flood zone determination contracts and Owner shall reimburse Servicer for such costs within thirty (30) days of receiving such invoice.
Section 2.05.    Government Sponsored Programs and Legislation.
In response to economic events, federal, state and local authorities have enacted new legislation, rules, programs and regulations relating to the origination, servicing and modification of mortgage loans. Although Servicer may be participating in HAMP and other government sponsored programs, Servicer hereby agrees and acknowledges that it shall make modifications with respect to the Mortgage Loans only to the extent such modifications comply with the provisions of Exhibit F. Additionally, Owner and Servicer agree that Servicer may be required in the future to participate in other government or industry-sponsored programs or be bound by government legislation or regulations that may materially affect the terms of this Agreement. Notwithstanding such participation, to the extent permitted under Applicable Requirements, Servicer shall only offer modifications that comply with the provisions of Exhibit F. Notwithstanding the foregoing, unless otherwise directed by Owner or required under applicable Laws, Servicer will not participate in HAMP or other government sponsored programs with respect to any Mortgage Loans, unless the modifications of such Mortgage Loans were in process as of the related Servicing Commencement Date.
ARTICLE III.    SERVICING OF THE ASSETS
Section 3.01.    Servicer to Service.
(f)    In accordance with the terms of this Agreement and the Applicable Requirements, and in cooperation with Owner, Servicer, as an independent contractor, shall service and administer each of the Assets on behalf of, and in the best interests of, Owner from and after the related Servicing Commencement Date. Servicer shall have full power and authority, acting alone or, to the extent contemplated by and in accordance with Applicable Requirements, through the utilization of a service provider, to do any and all things in connection with such servicing and administration which Servicer may deem necessary or desirable, consistent in each case with the terms of this Agreement and the Applicable Requirements.
(g)    In servicing and administering the Mortgage Loans, Servicer shall employ collection procedures consistent with Applicable Requirements. Servicer shall not consent to the placement of any additional lien on the Mortgaged Property or any REO Property without notifying and obtaining the written consent of Owner. Servicer shall not consent to the placement of a lien on the Mortgaged Property or any REO Property senior to that of the related Mortgage.
(h)    Servicer will ensure adequate staffing, training and procedures in fulfillment, collections, loss mitigation, customer service, customer complaint, foreclosure, REO Property and bankruptcy departments to ensure appropriate and timely communications with borrowers and to properly manage the Mortgage Loans and REO Properties.
(i)    Unless otherwise agreed to by Servicer and Owner, Servicer shall be responsible for any and all acts of a service provider, other than any Custodian under a Custodial Agreement or any service providers for acts prior to the related Servicing Commencement Date, and Servicer’s utilization of such any service provider shall in no way relieve the liability of Servicer under this Agreement. Notwithstanding the provisions of any agreement between Servicer and such service provider, any of the provisions of this Agreement relating to agreements or arrangements between Servicer or a service provider or reference to actions taken through Servicer or otherwise, Servicer shall remain obligated and liable to Owner for the servicing and administration of the Assets in accordance with the provisions of this Agreement without diminution of such obligation or liability by virtue of such agreements or arrangements with the service provider or by virtue of indemnification from Servicer and to the same extent and under the same terms and conditions as if Servicer alone were servicing and administering the Assets.
Section 3.02.    Servicing Requirements Imposed by Prior Sellers and Financing Parties.
Servicer acknowledges that Owner may acquire Mortgage Loans under a Mortgage Loan Purchase Agreement pursuant to which Owner (and its assigns) may be obligated to undertake or continue certain actions, or to not take certain actions, with respect to the Mortgage Loans, to meet certain timelines relating to such Mortgage Loans and to cooperate with respect to certain matters arising with respect to such Mortgage Loans (“Third Party Servicing Requirements”). In addition, an Owner may finance Mortgage Loans with one or more Financing Parties that may impose Third Party Servicing Requirements on Owner or its servicer. Owner shall cause any Third Party Servicing Requirements arising under a Mortgage Loan Purchase Agreement or in connection with a Financing Party to be set forth or referenced in the related Acknowledgement Agreement or in such other manner as mutually agreed by Owner and Servicer. To the extent referenced in the applicable Acknowledgment Agreement, Servicer shall perform such Third Party Servicing Requirements arising on and after the applicable Servicing Commencement Date and shall take such actions as are necessary for Owner to remain in compliance with such Third Party Servicing Requirements following the related Servicing Commencement Date.
ARTICLE IV.    OWNER REMITTANCE
Section 4.01.    Remittances to Owner.
(d)    On each Remittance Date and on such other Business Day as Owner requests at least one (1) Business Day in advance thereof, Servicer shall cause to be distributed to Owner all amounts on deposit in the Custodial Account as of the close of business on the preceding Determination Date (net of charges against or withdrawals from the Custodial Account pursuant to Section 3(d) of Exhibit F). All remittances made to Owner shall be made by wire transfer of immediately available funds to the account designated by Owner at a bank or other entity having appropriate facilities therefor identified by Owner to Servicer or by check mailed to the address of Owner.
(e)    With respect to any remittance received by Owner on or after the Business Day following the Business Day on which such payment was due, then Servicer shall pay to Owner interest on any such late deposit at an annual rate equal to the prime rate as published as the average rate in The Wall Street Journal, adjusted as of the date of each change, plus three (3) percentage points, but in no event greater than the maximum amount permitted by applicable Law. Such interest shall be paid by Servicer to Owner on the date such late payment is made and shall cover the period commencing with the day following such Business Day and ending with the Business Day on which such payment is made, both inclusive. Such interest shall be remitted along with such late payment. The payment by Servicer of any such interest shall not be deemed an extension of time for payment or a waiver of any Event of Default by Servicer.
(f)    Servicer shall prepare and file any and all tax returns, information statements or other filings required to be delivered to any governmental taxing authority pursuant to any Applicable Requirements with respect to the Mortgage Loans relating to the period the related Mortgage Loans are serviced under this Agreement.
Section 4.02.    Statements to Owner.
On or prior to the eighth (8th) Business Day of every calendar month, and in accordance with Section 19 of Exhibit F, Servicer shall furnish to each Owner or its respective designee electronic monthly remittance reports as specified by such Owner or its designee, in each case relating to the period consisting of the preceding calendar month. Servicer shall provide separate accounting and reporting for each Owner.
ARTICLE V.    SERVICER
Section 5.01.    Merger or Consolidation of Servicer.
(a)    Servicer shall keep in full effect its existence, rights and franchises, and shall obtain and preserve its qualification to do business and other regulatory approvals, licenses and qualifications in each jurisdiction in which such approvals, licenses and qualifications are or shall be necessary to protect the validity and enforceability of this Agreement or any of the Assets and to perform its duties under this Agreement.
(b)    Any Person into which Servicer may be merged or consolidated, or any corporation, limited liability company or other entity resulting from any merger, conversion or consolidation to which Servicer shall be a party, or any Person succeeding to the business of Servicer, or any Person acquiring all or substantially all of the assets of Servicer, shall be the successor of Servicer hereunder, without the execution or filing of any paper or any further act on the part of any of the parties hereto, anything herein to the contrary notwithstanding; provided, however, that the successor or surviving party (i) be an established mortgage loan servicing institution that is a Fannie Mae or Freddie Mac approved seller/servicer in good standing and (ii) have a net worth of not less than $30,000,000.
Section 5.02.    Limitation on Liability of Servicer and Others.
(a)    Except as otherwise provided in Section 6.03, neither Servicer nor any of the directors, officers, employees or agents of Servicer shall be under any liability to Owner for any action taken or for refraining from the taking of any action in good faith pursuant to this Agreement, or for errors in judgment; provided, however, that this provision shall not protect Servicer or any such person against any breach of warranties or representations made herein, or failure to perform its obligations in strict compliance with the provisions of this Agreement, or any liability which would otherwise be imposed by reason of any breach of the terms and conditions of this Agreement.
(b)    Servicer and any director, officer, employee or agent of Servicer may rely in good faith on any document of any kind prima facie properly executed and submitted by any Person respecting any matters arising hereunder.
(c)    Except as otherwise set forth herein, Servicer shall not be under any obligation to appear in, prosecute or defend any legal action which is not incidental to its duties to service the Assets in accordance with this Agreement and which in its opinion may involve it in any expense or liability; provided, however, that Servicer may, with the consent of Owner, undertake any such action which it may deem necessary or desirable in respect of this Agreement and the rights and duties of the parties hereto. In such event, Servicer shall be entitled to reimbursement from Owner for the reasonable legal expenses and costs of such action.
(d)    NOTWITHSTANDING ANYTHING CONTAINED HEREIN TO THE CONTRARY, THE PARTIES AGREE HERETO THAT NO PARTY HERETO SHALL BE LIABLE TO ANY OTHER PARTY HERETO FOR ANY SPECIAL, CONSEQUENTIAL OR PUNITIVE DAMAGES WHATSOEVER, WHETHER IN CONTRACT, TORT (INCLUDING NEGLIGENCE AND STRICT LIABILITY) OR ANY OTHER LEGAL OR EQUITABLE PRINCIPLES; PROVIDED, THAT, THE FOREGOING PROVISION SHALL NOT LIMIT OR RELIEVE ANY PARTY HERETO OF ANY OBLIGATION UNDER THIS AGREEMENT TO INDEMNIFY ANY OTHER PARTY HERETO AGAINST ANY DAMAGES IMPOSED UPON SUCH PARTY BY A FINAL ORDER OF ANY COURT OF COMPETENT JURISDICTION IN CONNECTION WITH ANY LEGAL ACTION BROUGHT AGAINST SUCH PARTY HERETO BY ANY THIRD PARTY.
Section 5.03.    Transactions with Related Persons.
In carrying out its obligations and duties under this Agreement, Servicer may not contract with its affiliates without the prior written consent of Owner to the extent the costs or fees for providing services by such affiliates shall be reimbursable by Owner hereunder.
Section 5.04.    Limitation on Resignation and Assignment by Servicer.
(a)    Servicer shall not assign this Agreement or the servicing responsibilities hereunder or delegate its rights or duties hereunder or any portion hereof (other than any delegation to a service provider in accordance with the terms of this Agreement and Applicable Requirements) without the prior written consent of Owner, which consent shall not be unreasonably withheld. Servicer shall submit to Owner a request for consent to an assignment pursuant to this Section 5.04(a) not less than one-hundred eighty (180) days prior to the intended effective date of the proposed assignment.
(b)    Servicer shall not resign from the obligations and duties hereby imposed on it except by mutual consent of Servicer and Owner or upon the determination that its duties hereunder are no longer permissible under applicable Laws and such incapacity cannot be cured by Servicer. Any such determination permitting the resignation of Servicer shall be evidenced by an Opinion of Counsel to such effect delivered to Owner which Opinion of Counsel shall be in form and substance acceptable to Owner. Unless otherwise consented to by, and in the sole discretion of, Owner, no such resignation shall become effective until a successor shall have assumed Servicer’s responsibilities and obligations hereunder.
(c)    Servicer shall not be entitled to any Deboarding Fees or termination fees in connection with any assignment or resignation pursuant to this Section 5.04.
Section 5.05.    Annual Report and Officer’s Certificate; Audit Reports.
(a)    On or before March 31st of each year commencing in 2016, Servicer, at its expense, shall cause a firm of independent public accountants which is a member of the American Institute of Certified Public Accountants to furnish a statement to the effect that such firm has examined certain documents and records relating to the servicing of residential mortgage loans by Servicer during such fiscal year and that such firm is of the opinion that the provisions of this or similar agreements have been complied with, and that, on the basis of such examination conducted substantially in compliance with the Uniform Single Attestation Program for Mortgage Bankers, nothing has come to their attention which would indicate that such servicing has not been conducted in compliance therewith, except for (i) such exceptions as such firm shall believe to be immaterial, and (ii) such other exceptions as shall be set forth in such statement.
(b)    Servicer shall deliver to Owner, on or before March 31st of each year, an Officer’s Certificate, stating that (i) a review of the activities of Servicer during the preceding calendar year and of Servicer’s performance under this Agreement has been made under the supervision of the officers executing such Officer’s Certificate, and (ii) to the best of such officers’ knowledge, based on such review, Servicer has fulfilled all its obligations under this Agreement throughout such year, or, if there has been a default in the fulfillment of any such obligation, specifying each such default known to such officers and the nature and status thereof and the action being taken by Servicer to cure such default.
(c)    Servicer shall furnish to Owner, promptly upon their becoming available, copies of all reports on SSAE 16 audits conducted with respect to Servicer and similar audit reports received by Servicer from time to time.
Section 5.06.    Disaster Recovery Plan.
(a)    Servicer shall, at its own expense, maintain a disaster recovery plan in support of the processing and related functions it performs for Owner under this Agreement that provides for disaster recovery and the resumption of business in the event that a disaster disrupts or impairs its provision of servicing pursuant to this Agreement. Servicer’s disaster recovery plan shall satisfy the standards generally prevailing in the professional mortgage loan servicing industry and shall include, at a minimum, procedures for back-up/restoration of operating and application software, procedures for the protection of Owner’s source documentation, procedures to address the loss of critical personnel, procedures and third-party agreements for replacement equipment (e.g. computer equipment), procedures and third-party agreements for off-site production facilities and procedures for restoring access to documents and data to Owner. Servicer agrees to release the information necessary to Owner, including a summary of its disaster recovery plan available for Owner to review upon request; provided, however, Servicer shall provide Owner with access to review a copy of the entire disaster plan upon Owner’s reasonable request. Servicer agrees to (i) annually test its disaster recovery plan, (ii) promptly take corrective action as necessary to comply with this Section 5.06, and (iii) upon request, provide a written report thereof to Owner. Servicer shall notify Owner immediately of any change to Servicer’s disaster recovery plan and agrees to cooperate in good faith in addressing any questions or concerns of Owner regarding such changes.
(b)    Servicer shall provide disaster recovery and backup capabilities and facilities through which it will be able to perform its obligations under this Agreement with minimal disruptions or delays. The recovery strategy shall, at a minimum, provide for recovery after short and long term disruptions in facilities, environmental support, workforce availability and data processing equipment. Servicer shall notify Owner immediately of the occurrence of any catastrophic event that affects or could affect Servicer’s performance of the services contemplated under this Agreement and report to Owner on at least an annual basis with respect to the effectiveness of its disaster recovery plan.
(c)    The disaster recovery plan shall include appropriate provisions to ensure the continued availability of critical third-party services and to ensure an orderly transition to new service providers should that become necessary. Servicer shall undertake commercially reasonable efforts to make requests to any of its third party contractors providing critical services with respect to this Agreement to provide copies of their own disaster recovery plans or summaries thereof to Servicer and Servicer shall make such plans or summaries thereof available to Owner upon request to the extent so delivered to Servicer and not subject to a confidentiality agreement.
ARTICLE VI.    REPRESENTATIONS AND WARRANTIES
Section 6.01.    Representations and Warranties of Servicer.
Servicer, as a condition to the consummation of the transactions contemplated hereby, hereby makes the following representations and warranties to Owner as of each Servicing Commencement Date:
(e)    Due Organization and Licensing. Servicer is a limited liability company duly organized, validly existing and in good standing under the laws of the State of Delaware and has all licenses necessary to carry on its business as now being conducted and is licensed, qualified and in good standing in each state where licensing or qualification is required in connection with the performance by Servicer of its duties under this Agreement, and is in compliance with the laws of any such state to the extent necessary to ensure the enforceability of the terms of this Agreement;
(f)    Authority and Validity. Servicer has the full power and authority to execute and deliver this Agreement and to perform in accordance herewith; the execution, delivery and performance of this Agreement (including all instruments of transfer to be delivered pursuant to this Agreement) by Servicer and the consummation of the transactions contemplated hereby have been duly and validly authorized; this Agreement evidences the valid, binding and enforceable obligation of Servicer and all requisite limited liability company action has been taken by Servicer to make this Agreement valid and binding upon Servicer in accordance with its terms, subject to applicable bankruptcy and insolvency laws affecting the rights of creditors generally and to general principles of equity (regardless of whether enforcement of such remedies is considered in a proceeding in equity or law);
(g)    Ordinary Course of Business. The execution of this Agreement and the consummation of the transactions contemplated by this Agreement are in the ordinary course of business of Servicer;
(h)    No Conflicts. Neither the execution and delivery of this Agreement, the acquisition of the servicing responsibilities by Servicer or the transactions contemplated hereby, nor the fulfillment of or compliance with the terms and conditions of this Agreement, will conflict with or result in a breach of any of the terms, conditions or provisions of Servicer’s organizational documents (including its limited liability company agreement) or any Law or any agreement or instrument to which Servicer is now a party or by which it is bound, or constitute a default or result in an acceleration under any of the foregoing, or result in the violation of any law, rule, regulation, order, judgment or decree to which Servicer or its property is subject, or impair the ability of Servicer to service the Assets, or impair the value of the Assets;
(i)    Ability to Perform. Assuming the performance by Owner of its covenants hereunder in all material respects, Servicer does not believe, nor does it have any reason or cause to believe, that it cannot perform in all material respects each and every covenant of Servicer contained in this Agreement;
(j)    No Pending Adverse Actions. There is no action, suit, proceeding or investigation pending, or to the best of Servicer’s knowledge, threatened which, either in any one instance or in the aggregate, may result in any material adverse change in the business, operations, financial condition, properties or assets of Servicer, or in any material impairment of the right or ability of Servicer to carry on its business substantially as now conducted or in any material liability on the part of Servicer, or that would draw into question the validity of this Agreement or of any action taken or to be taken in connection with the obligations of Servicer contemplated herein, or that would be likely to impair materially the ability of Servicer to perform under the terms of this Agreement;
(k)    No Consent Required. No consent, approval, authorization or order of any court or governmental agency or body is required for the execution, delivery and performance by Servicer of or compliance by Servicer with this Agreement, or if required, such approval has been obtained prior to the related Servicing Commencement Date;
(l)    No Default. Servicer is not in default, and no event or condition exists that after the giving of notice or lapse of time or both, would constitute an event of default under any material mortgage, indenture, contract, agreement, judgment, or other undertaking, to which Servicer is a party or which purports to be binding upon it or upon any of its assets, which default could impair the ability of Servicer to perform under the terms of this Agreement;
(m)    Ability to Service. Servicer has been approved as a servicer of residential mortgage loans under all applicable Laws, has the facilities, procedures, and experienced personnel appropriate for the servicing of the Assets and is in good standing to enforce and service Mortgage Loans in each jurisdiction where the Mortgaged Properties are located;
(n)    No Untrue Information. Neither this Agreement nor any statement, report, schedule or other document furnished or to be furnished pursuant to this Agreement or in connection with the transactions contemplated hereby contains any untrue statement of material fact or omits to state a material fact necessary to make the statements contained therein not misleading;
(o)    MERS. Servicer is in good standing, and will comply in all material respects with the rules and procedures of MERS in connection with the servicing of the MERS Designated Mortgage Loans; and
(p)    Agency Approval. Servicer is an approved seller/servicer of mortgage loans for Fannie Mae and has the facilities, procedures and experienced personnel necessary for the sound servicing of mortgage loans of the same type as the Mortgage Loans. Servicer is a HUD-approved servicer of mortgage loans. No event has occurred, including but not limited to a change in insurance coverage, which would make Servicer unable to comply with Fannie Mae or HUD eligibility requirements.
Section 6.02.    Indemnification by Servicer.
(a)    Servicer shall defend and indemnify the Owner Indemnified Parties and hold them harmless against any and all claims, losses, damages, liabilities, penalties, fines, forfeitures, reasonable legal fees (including legal fees incurred in connection with the enforcement of Servicer’s indemnification obligation under this Section 6.02) and related costs, judgments, and any other costs, fees and expenses that the Owner Indemnified Parties may sustain in any way related to (i) the breach of any representation, warranty, covenant or agreement made by Servicer in this Agreement, (ii) the failure of Servicer to perform its duties and service the Assets in material compliance with the terms of this Agreement or (iii) the taking by Servicer of any action that is not permitted by this Agreement.
Section 6.03.    Representations and Warranties of Owner.
Owner, as a condition to the consummation of the transactions contemplated hereby, hereby makes the following representations and warranties to Servicer as of each Servicing Commencement Date:
(d)    Due Organization and Licensing. Owner is an entity duly organized, validly existing and in good standing under the laws of the state in which it has been organized and Owner has all licenses necessary to carry on its business as now being conducted and is licensed, qualified and in good standing in each state where a Property is located if the laws of such state require licensing or qualification in order to conduct business of the type conducted by Owner, and in any event Owner is in compliance with the laws of any such state to the extent necessary to ensure the enforceability of the terms of this Agreement;
(e)    Authority and Validity. Owner has the full trust power and authority to execute and deliver this Agreement and to perform in accordance herewith; the execution, delivery and performance of this Agreement (including all instruments of transfer to be delivered pursuant to this Agreement) by Owner and the consummation of the transactions contemplated hereby have been duly and validly authorized; this Agreement evidences the valid, binding and enforceable obligation of Owner and all requisite trust action has been taken by Owner to make this Agreement valid and binding upon Owner in accordance with its terms, subject to applicable bankruptcy and insolvency laws affecting the rights of creditors generally and to general principles of equity (regardless of whether enforcement of such remedies is considered in a proceeding in equity or law); and
(f)    Assets. With respect to each Mortgage Loan, (i) Owner is the owner of all the right, title and interest in and to the Mortgage Loan and the servicing rights attributable to such Mortgage Loan free and clear of any claims or encumbrances other than in connection with the financing of the Mortgage Loans with a Financing Party, and (ii) unless otherwise disclosed on the related Asset Servicing Schedule, none of the Mortgage Loans is (A) a “high cost” loan under the Home Ownership and Equity Protection Act of 1994 or (B) a “high cost”, “threshold” or “predatory” loan under any applicable state, federal or local law.
Section 6.04.    Indemnification by Owner.
Owner shall defend and indemnify the Servicer Indemnified Parties and hold them harmless against any and all claims, losses, damages, liabilities, penalties, fines, forfeitures, reasonable legal fees (including legal fees incurred in connection with the enforcement of Owner’s indemnification obligation under this Section 6.04) and related costs, judgments, and any other costs, fees and expenses that the Servicer Indemnified Parties may sustain in any way related to the breach of any representation, warranty, covenant or agreement made by Owner in this Agreement.
Section 6.05.    Third-Party Claims.
Promptly after receipt by an indemnified party under this Article VI of notice of the commencement of any action, such indemnified party will, if a claim in respect thereof is to be made against the indemnifying party under this Article VI, notify the indemnifying party in writing of the commencement thereof; but the omission so to notify the indemnifying party will not relieve the indemnifying party from any liability which it may have to any indemnified party under this Article VI, except to the extent that it has been prejudiced in any material respect, or from any liability which it may have, otherwise than under this Article VI. In case any such action is brought against any indemnified party and it notifies the indemnifying party of the commencement thereof, the indemnifying party will be entitled to participate therein, and to the extent that it may elect by written notice delivered to the indemnified party promptly after receiving the aforesaid notice from such indemnified party, to assume the defense thereof, with counsel reasonably satisfactory to such indemnified party; provided, that if the defendants in any such action include both the indemnified party and the indemnifying party and the indemnified party or parties shall have reasonably concluded that there may be legal defenses available to it or them and/or other indemnified parties which are different from or additional to those available to the indemnifying party, then the indemnified party or parties shall have the right to select separate counsel to assert such legal defenses and to otherwise participate in the defense of such action on behalf of such indemnified party or parties. Upon receipt of notice from the indemnifying party to such indemnified party of its election so to assume the defense of such action and approval by the indemnified party of counsel, the indemnifying party will not be liable to such indemnified party for expenses incurred by the indemnified party in connection with the defense thereof unless (i) the indemnified party shall have employed separate counsel in connection with the assertion of legal defenses in accordance with the proviso to the next preceding sentence (it being understood, however, that the indemnifying party shall not be liable for the expenses of more than one separate counsel (together with one local counsel, if applicable), approved by Owner in the case of Section 6.02, (ii) the indemnifying party shall not have employed counsel reasonably satisfactory to the indemnified party to represent the indemnified party within a reasonable time after notice of commencement of the action or (iii) the indemnifying party has authorized in writing the employment of counsel for the indemnified party at the expense of the indemnifying party; and except that, if clause (i) or (iii) is applicable, such liability shall be only in respect of the counsel referred to in such clause (i) or (iii).
ARTICLE VII.    TERMINATION
Section 7.01.    Termination With Cause.
(b)    This Agreement shall be terminable at the sole option of Owner, if any of the following events of default (each, an “Event of Default”) occur:
(i)    any failure by Servicer to remit payments to Owner required to be made under the terms of this Agreement which continues unremedied for a period of one (1) Business Day after the date upon which written notice of such failure, requiring the same to be remedied, shall have been given to Servicer by Owner; or
(ii)    failure by Servicer duly to observe or perform in any material respect any other of the covenants or agreements on the part of Servicer set forth in this Agreement which continues unremedied for a period of thirty (30) days after the date on which written notice of such failure, requiring the same to be remedied, shall have been given to Servicer by Owner; or
(iii)    failure by Servicer to maintain licenses or other qualifications to do business or service residential mortgage loans in any jurisdiction where such licenses or qualifications are required for the performance of any of Servicer’s duties under this Agreement; or
(iv)    a decree or order of a court or agency or supervisory authority having jurisdiction for the appointment of a conservator or receiver or liquidator in any insolvency, readjustment of debt, including bankruptcy, marshalling of assets and liabilities or similar proceedings, or for the winding-up or liquidation of its affairs, shall have been entered against Servicer and such decree or order shall have remained in force undischarged or unstayed for a period of thirty (30) days; or
(v)    Servicer shall consent to the appointment of a conservator or receiver or liquidator in any insolvency, readjustment of debt, marshalling of assets and liabilities or similar proceedings of or relating to Servicer or of or relating to all or substantially all of its property; or
(vi)    Servicer shall admit in writing its inability to pay its debts generally as they become due, file a petition to take advantage of any applicable insolvency, bankruptcy or reorganization statute, make an assignment for the benefit of its creditors, voluntarily suspend payment of its obligations or cease its normal business operations for five (5) or more Business Days; or
(vii)    any representation or warranty made by Servicer is untrue or incomplete in any material respect and which continues unremedied for a period of thirty (30) days after the date on which written notice of such failure, requiring the same to be remedied, shall have been given to Servicer by Owner; or
(viii)    any Governmental Authority or any person, agency or entity acting or purporting to act under the authorization of a Governmental Authority shall have taken any action to condemn, seize or appropriate, or to assume custody or control of, all or substantial all of the property or assets of Servicer.
(c)    Servicer shall immediately notify Owner of the occurrence of any Event of Default or of any event that, if not timely remedied, would become an Event of Default. Upon the occurrence of an Event of Default, in addition to all rights Owner may have at law or equity to damages or other relief, including injunctive relief and specific performance, Owner, by notice in writing to Servicer, may immediately terminate all the rights and obligations of Servicer under this Agreement and in and to the servicing contract established hereby and the proceeds thereof.
(d)    Upon receipt by Servicer of such written notice, all authority and power of Servicer under this Agreement, whether with respect to the Assets or otherwise, shall pass to and be vested in Owner or a successor servicer appointed by Owner. Servicer shall prepare, execute and deliver to the Person designated by Owner any and all documents and other instruments, place in such Person’s possession all Servicing Files, and, in a timely manner, do or cause to be done all other acts or things necessary or appropriate to effect the purposes of such notice of termination, including the transfer of the servicing of the Assets and related documents. Servicer shall, in a timely manner, cooperate with Owner and any successor servicer in effecting the termination of the servicing responsibilities and rights hereunder and the transfer of the servicing of the Assets, including the transfer to such successor for administration by it of all cash amounts which shall at the time be credited by Servicer to the Custodial Account, Reserve Account or Escrow Account or thereafter received with respect to the Assets. In the event that Servicer is terminated as a result of an Event of Default, Servicer shall be entitled to the payment of all earned and unpaid Servicing Fees (other than the Incentive Fee, as such term is defined in the Fee Letter) and Ancillary Income and reimbursement for all unreimbursed Servicing Advances made through the date of such termination, but Servicer shall not be entitled to a Deboarding Fee with respect to any Assets. In addition, Servicer shall be responsible for all Servicing Transfer Costs and shall reimburse Owner for all Servicing Transfer Costs incurred within ten (10) Business Days of receipt of an invoice for such costs.
(e)    Owner may waive any default by the other in the performance of its obligations hereunder and its consequences. Upon any waiver of a past default, such default shall cease to exist, and any Event of Default arising therefrom shall be deemed to have been remedied for every purpose of this Agreement. No such waiver shall extend to any subsequent or other default or impair any right consequent thereon except to the extent expressly so waived.
Section 7.02.    Termination Without Cause.
(g)    This Agreement and Servicer’s rights hereunder with respect all of the Assets shall terminate upon the earliest to occur of the following: (i) the later of the final payment or other liquidation (or any advance with respect thereto) of the last Mortgage Loan or the disposition of any remaining REO Property and the remittance of all funds due hereunder; (ii) mutual consent of Servicer and Owner in writing; or (iii) at the sole option of Owner, without cause, upon thirty (30) days written notice to Servicer. Owner and Servicer shall comply with the duties and responsibilities set forth in Sections 7.01(c) and 7.03 hereof with respect to such termination.
(h)    In the event Owner terminates Servicer without cause with respect to some or all of the Assets in accordance with Section 7.02(a)(iii) above, upon the transfer of servicing to such successor servicer (i) Owner shall be required to pay to Servicer all accrued and unpaid Servicing Fees, including all related Deboarding Fees, and (ii) Owner or a successor servicer shall reimburse Servicer for all unreimbursed Servicing Advances.
Section 7.03.    Successor to Servicer.
(d)    Upon the termination of this Agreement pursuant to Sections 5.04(b), 7.01 or 7.02, Servicer shall have no further responsibilities or duties under this Agreement with respect to matters arising in relation to the Assets following such termination, subject to Servicer’s obligations under this Section 7.03. Immediately upon such termination, Servicer shall (x) remit to Owner (or other Person designated by Owner) by wire transfer in immediately available funds all amounts on deposit in the Reserve Account, (y) deliver promptly to Owner (or other Person designated by Owner) by wire transfer the funds in the Custodial Account and Escrow Account and all Mortgage Loan Documents and related documents and statements held by it hereunder and (z) account for all funds and shall execute and deliver such instruments and do such other things as may reasonably be required to more fully and definitively vest in any successor servicer all rights, powers, duties and responsibilities of Servicer.
(e)    In the event that this Agreement is terminated pursuant to Sections 5.04(b), 7.01 or 7.02, Servicer shall discharge such duties and responsibilities during the period from the date it acquires knowledge of the impending termination until the effective date thereof with the same degree of diligence and prudence which it is obligated to exercise under this Agreement, and shall take no action whatsoever that might impair or prejudice the rights or financial condition of Owner or any successor servicer. The resignation of Servicer pursuant to Section 5.04(b) shall not become effective until a successor shall be appointed pursuant to this Section 7.03 and shall in no event relieve Servicer of the representations and warranties and covenants made pursuant to Section 6.01 and the remedies available to Owner with respect thereto, it being understood and agreed that the provisions of such Sections 6.01, 6.02 and 6.05, along with the provisions of Section 7.01(c) and this Section 7.03, shall survive the termination of this Agreement.
(f)    Within fifteen (15) Business Days (or as otherwise mutually agreed upon by Owner and Servicer) of the appointment of a successor servicer entity by Owner, Servicer shall prepare, execute and deliver to the successor entity any and all documents and other instruments, place in such successor’s possession all Servicing Files, and, in a timely manner, do or cause to be done all other acts or things necessary or appropriate to effect the purposes of such notice of termination, including the transfer of the Servicing Files and related documents and the transfer and endorsement or assignment of the related Mortgage Loans and related documents. Such actions shall be undertaken at Servicer’s sole expense. In addition, Servicer shall be responsible for notifying the related Mortgagors of any transfer of servicing in accordance with the requirements of the RESPA and the Cranston Gonzalez National Affordable Housing Act of 1990. Servicer shall, in a timely manner, cooperate with Owner and such successor servicer in effecting the termination of Servicer’s responsibilities and rights hereunder and the transfer of servicing responsibilities to the successor servicer, including the transfer to such successor for administration by it of all cash amounts which shall at the time be credited by Servicer to or held in the Custodial Account or Escrow Account or are received with respect to the Assets following such termination. With respect to any termination of this Agreement without cause pursuant to Section 7.02(a)(iii) above, Owner shall reimburse Servicer for all Servicing Transfer Costs. In the event that this Agreement is terminated pursuant to Sections 5.04(b), 7.01 or 7.02(a)(ii), Servicer shall be responsible for all Servicing Transfer Costs. In each case, the responsible party shall reimburse the other party for all Servicing Transfer Costs incurred within ten (10) Business Days of receipt of an invoice for such costs.
(g)    In the event of a servicing transfer to a successor servicer, Servicer shall comply with all Applicable Requirements with respect to servicing transfers. In addition, Servicer shall comply with the CFPB’s rules and/or guidelines with respect to servicing transfers, including without limitation its Bulletin 2014-1 issued on August 19, 2014. Servicer and Owner shall provide all reasonable cooperation and assistance as may be requested by the other party in connection with compliance with such rules and/or guidelines. Servicer and Owner shall cooperate after the applicable servicing transfer date to promptly resolve all customer complaints, disputes and inquiries related to activities that occurred prior to such transfer date or in connection with the transfer of servicing.
(h)    If any of the Mortgage Loans are MERS Designated Mortgage Loans, in connection with the termination or resignation of Servicer hereunder, Servicer shall cooperate with the successor servicer either (x) in causing MERS to execute and deliver an assignment of Mortgage in recordable form to transfer the Mortgage from MERS to Owner and to execute and deliver such other notices, documents and other instruments as may be necessary or desirable to effect a transfer of such Mortgage Loan or subservicing of such Mortgage Loan on the MERS System to the successor servicer or (y) in causing MERS to designate on the MERS System the successor servicer as the subservicer of such Mortgage Loan.
(i)    Any termination or resignation of Servicer or termination of this Agreement pursuant to Sections 5.04, 7.01 or 7.02 shall not affect any claims that Owner may have against Servicer arising out of Servicer’s actions or failure to act prior to any such termination or resignation.
ARTICLE VIII.    MISCELLANEOUS PROVISIONS
Section 8.01.    Costs and Attorneys’ Fees.
(i)    Owner shall pay any commissions due its salesmen and the legal fees and expenses of its attorneys. Servicer shall pay any commissions due its salesmen and the legal fees and expenses of its attorneys.
(j)    In the event a dispute arises between Servicer and Owner with respect to any of the rights and obligations of the parties pursuant to this Agreement, and such dispute is finally adjudicated by a court of law, by an arbitration panel or any other judicial process, then the losing party shall indemnify and reimburse the winning party for all reasonable attorneys’ fees and other costs and expenses related to the adjudication of said dispute.
Section 8.02.    Jurisdiction; Waiver of Jury Trial.
Each of Owner and Servicer hereby irrevocably submits to the non-exclusive jurisdiction of the courts of the State of New York sitting in the borough of Manhattan and the Federal Courts of the United States of America for the Southern District of New York and any appellate court thereof in any action or proceeding arising out of or relating to this Agreement, and each of Owner and Servicer hereby irrevocably agrees that all claims in respect of such action or proceeding may be heard and determined in such New York State court or in such Federal court. Each of Owner and Servicer hereby irrevocably consents to the fullest extent permitted under applicable Law, to the service of any summons and complaint and any other process by the mailing of copies of such process to them at their respective address specified in this Agreement. Each of Owner and Servicer hereby agrees, to the fullest extent permitted under applicable Law, that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law. TO THE FULLEST EXTENT PERMITTED UNDER APPLICABLE LAW, EACH OF OWNER AND SERVICER HEREBY IRREVOCABLY WAIVES ALL RIGHT TO A TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM ARISING OUT OF OR RELATING TO THIS AGREEMENT.
Section 8.03.    Notices.
All notices, statements, demands, requests, directions, elections, consents or other communications shall be in writing (including any facsimile, email or communication by means of an electronic database which the parties have mutually agreed shall constitute a valid method of notification under this Section 8.03) and such notices, statements, demands, requests, elections, consents and other communications shall, when mailed, delivered by a nationally recognized overnight delivery service, communicated by facsimile transmission or emailed, be effective when received at the address for notices for the party to whom such notice or communication is to be given at address as set forth on the signature page hereto (or such other address as may hereafter be furnished to the other party by like notice).
Section 8.04.    Severability Clause.
Any part, provision, representation or warranty of this Agreement which is prohibited or unenforceable or is held to be void or unenforceable in any jurisdiction shall be ineffective, as to such jurisdiction, to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof, and any such prohibition or unenforceability in any jurisdiction as to any Asset shall not invalidate or render unenforceable such provision in any other jurisdiction. To the extent permitted by applicable law, the parties hereto waive any provision of law which prohibits or renders void or unenforceable any provision hereof. If the invalidity of any part, provision, representation or warranty of this Agreement shall deprive any party of the economic benefit intended to be conferred by this Agreement, the parties shall negotiate, in good-faith, to develop a structure the economic effect of which is as close as possible to the economic effect of this Agreement without regard to such invalidity.
Section 8.05.    Counterparts.
This Agreement may be executed simultaneously in any number of counterparts. Each counterpart shall be deemed to be an original, and all such counterparts shall constitute one and the same instrument. The parties agree that this Agreement and signature pages may be transmitted between them by facsimile or by electronic mail and that faxed and PDF signatures may constitute original signatures and that a faxed or PDF signature page containing the signature (faxed, PDF or original) is binding upon the parties.
Section 8.06.    Governing Law.
THIS AGREEMENT AND ANY CLAIM, CONTROVERSY OR DISPUTE ARISING OUT OF THIS AGREEMENT SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK AND THE OBLIGATIONS, RIGHTS AND REMEDIES OF THE PARTIES HEREUNDER SHALL BE DETERMINED IN ACCORDANCE WITH SUCH LAWS WITHOUT REGARD TO THE CONFLICT OF LAWS PROVISIONS THEREOF (OTHER THAN SECTION 5-1401 OF THE GENERAL OBLIGATIONS LAW).
Section 8.07.    Further Agreements; Waivers.
(a)    Owner and Servicer each agree to execute and deliver to the other such reasonable and appropriate additional documents, instruments or agreements as may be necessary or appropriate to effectuate the purposes of this Agreement.
(b)    No term or provision of this Agreement may be waived or modified unless such waiver or modification is in writing and signed by the party against whom such waiver or modification is sought to be enforced.
Section 8.08.    Intention of the Parties.
It is the intention of the parties that Owner is conveying, and Servicer is receiving, only a contract for servicing the Assets. Accordingly, the parties hereby acknowledge that Owner remains the sole and absolute owner of the Assets and all rights related thereto.
Section 8.09.    Successors and Assigns; Transfer of Mortgage Loans.
This Agreement shall bind and inure to the benefit of and be enforceable by Servicer and Owner and the respective successors and assigns of Servicer and Owner. Owner shall have the right, without the consent of Servicer, to assign its interest under this Agreement with respect to the Mortgage Loans, in whole or in part, and designate any Person to exercise any rights of Owner hereunder, and the assignee or designee shall accede to the rights and obligations hereunder of Owner with respect to such Mortgage Loans. All references to Owner shall be deemed to include its assignee or designee. Servicer shall not be responsible for the preparation or recording of mortgage assignments or financing statement amendments in connection with such assignments; provided, however, that in the event Servicer agrees to record any mortgage assignment or financing statement, any expense, including the fees of third party service providers, incurred by Servicer in connection with the recordation of mortgage assignments shall be reimbursable as a Servicing Advance.
Servicer shall keep at its servicing office books and records in which, subject to such reasonable regulations as Servicer may prescribe, Servicer shall note transfers of Mortgage Loans. For the purposes of this Agreement, Servicer shall be under no obligation to deal with any Person with respect to this Agreement or the Mortgage Loans except for Owner unless Owner provides prior written notice to Servicer of a sale of one or more Mortgage Loans to such Person and the assumption by such Person of the obligations of Owner hereunder with respect to such Mortgage Loan(s). Upon receipt of such written notice, Servicer shall mark its books and records to reflect the ownership of such Mortgage Loan(s) by such assignee, and the previous Owner shall be released from its obligations hereunder attributable to the period after such assignment to the extent such obligations relate to such Mortgage Loan(s) sold by Owner. Owner shall be responsible for all costs incurred by Servicer in transferring the Mortgage Loans to such assignee.
Section 8.10.    General Interpretive Principles.
For purposes of this Agreement, except as otherwise expressly provided or unless the context otherwise requires:
(a)    The exhibits to this Agreement are hereby incorporated and made a part hereof and are an integral part of this Agreement.
(b)    Capitalized terms used in this Agreement have the meanings assigned to them in this Agreement and all terms used in this Agreement shall include the plural as well as the singular, and the use of any gender herein shall be deemed to include the other gender.
(c)    Accounting terms used and not defined herein have the meanings assigned to them in accordance with United States generally accepted accounting principles.
(d)    References herein to Articles and Sections are references to Articles and Sections of this Agreement or, where applicable, of the indicated Exhibit hereto.
(e)    The words “herein”, “hereof”, “hereunder” and other words of similar import refer to this Agreement as a whole and not to any particular provision.
(f)    The terms “include” or “including” shall, in each place where they appear in this Agreement, be construed as if they were immediately followed by the phrase “without limitation”.
Section 8.11.    Delivery of Reports; Reproduction of Documents.
This Agreement and all documents relating thereto, including (a) consents, waivers and modifications which may hereafter be executed, and (b) financial statements, certificates and other information previously or hereafter furnished, may be reproduced by any digital, electronic, imaged, photographic or other similar process. The parties agree that any such reproduction shall be admissible in evidence as the original itself in any judicial or administrative proceeding, whether or not the original is in existence and whether or not such reproduction was made in the regular course of business, and that any enlargement, facsimile or further reproduction of such reproduction shall likewise be admissible in evidence.
Section 8.12.    [Reserved].
Section 8.13.    Financial Statements; Servicing Facilities.
In connection with marketing the Mortgage Loans, Servicer shall make available to Owner or any prospective purchaser a knowledgeable financial or accounting officer for the purpose of answering questions respecting recent developments affecting Servicer or the financial statements of Servicer (to the extent such information is generally available to the public), and to permit any prospective purchaser, upon reasonable written notice to Servicer and at a reasonable time during normal hours of operation for Servicer, to inspect Servicer’s servicing facilities for the purpose of satisfying such prospective purchaser that Servicer has the ability to service the Assets in accordance with the provisions of this Agreement.
Section 8.14.    Reconstitution.
Servicer and Owner agree that with respect to some or all of the Mortgage Loans, Owner may effect one or more Whole Loan Transfers and/or one or more Securitization Transactions. With respect to each Whole Loan Transfer or Securitization Transaction, as the case may be, entered into by Owner, Servicer agrees:
(i)    to fully cooperate with Owner and any prospective purchaser with respect to all reasonable requests and due diligence procedures including, without limitation, making a senior officer or officers of Servicer available to participate in due diligence calls and meetings with rating agencies, bond insurers and such other parties as Owner shall designate; to participate in meetings with prospective purchasers of the Mortgage Loans or interests therein, and providing information reasonably requested by such purchasers; and to reasonably cooperate with each applicable Rating Agency and any third-party due diligence provider in any requested pre-securitization loan-level review of the applicable Mortgage Loans and to provide any due diligence reports with respect to the Mortgage Loans and Servicer that are reasonably requested by any applicable Rating Agency pre- or post-securitization.
(ii)    to execute any applicable Reconstitution Agreements and other agreements including, without limitation, indemnification and contribution agreements, that are mutually agreed upon by Servicer and the other parties thereto;
(iii)    to deliver to Owner for inclusion in any prospectus or other offering material such publicly available information regarding Servicer, its financial condition and its mortgage loan delinquency, foreclosure and loss experience and any additional information reasonably requested by Owner (collectively, the “Servicer Information”), and to indemnify Owner and its affiliates for material misstatements or omissions contained in such Servicer Information;
(iv)    to deliver such statements and audit letters of reputable, certified public accountants pertaining to the Servicer Information as shall be reasonably requested by Owner;
(v)    to cooperate with Owner and any prospective purchaser with respect to the preparation, endorsement, assignment, or delivery, as the case may be, of any of the Mortgage Loan Documents and other related documents, with respect to servicing requirements reasonably requested by the rating agencies and credit enhancers;
(vi)    in connection with any Securitization Transaction, to execute a pooling and servicing agreement, which pooling and servicing agreement may, at Owner’s direction, contain contractual provisions including, but not limited to, a customary certificate payment delay, servicer advances of delinquent scheduled payments of principal and interest through liquidation (unless deemed non-recoverable) and prepayment interest shortfalls (to the extent of the monthly servicing fee payable thereto), servicing representations and warranties which in form and substance conform to the representations and warranties in this Agreement and to secondary market standards for securities backed by mortgage loans and property similar to the Mortgage Loans and such provisions with regard to servicing responsibilities, investor reporting, segregation and deposit of principal and interest payments, custody of the Mortgage Loans, and other covenants as are required by Owner and one or more Rating Agencies. If Owner deems it advisable at any time to pool the Mortgage Loans with other mortgage loans for the purpose of resale or securitization, Servicer agrees to execute one or more servicing agreements between itself and a master servicer designated by Owner at Owner’s sole discretion, and/or one or more servicing agreements among Servicer, the Owner and a trustee designated by Owner at Owner’s sole discretion, such agreements in each case incorporating terms and provisions substantially identical to those described in this paragraph; and
(vii)    to negotiate and execute a credit risk management agreement with a credit risk manager designated by Owner at Owner’s sole discretion.
All Mortgage Loans not sold or transferred pursuant to a Whole Loan Transfer or Securitization Transaction shall be subject to this Agreement and shall continue to be serviced in accordance with the terms of this Agreement and with respect thereto this Agreement shall remain in full force and effect.
Section 8.15.    Compliance with REMIC Provisions.
If a REMIC election has been made with respect to the arrangement under which the Mortgage Loans and REO Properties are held, Servicer shall not take any action, cause the REMIC to take any action or fail to take (or fail to cause to be taken) any action that, under the REMIC Provisions, if taken or not taken, as the case may be, could (i) endanger the status of the REMIC as a REMIC or (ii) result in the imposition of a tax upon the REMIC (including but not limited to the tax on “prohibited transactions” as defined in Section 860F(a)(2) of the Code and the tax on “contributions” to a REMIC set forth in Section 860G(d) of the Code) unless Servicer has received an Opinion of Counsel (at the expense of the party seeking to take such action) to the effect that the contemplated action will not endanger such REMIC status or result in the imposition of any such tax.
Section 8.16.    Confidentiality.
(a)    In connection with this Agreement, Servicer on one hand and Owner on the other, intend to disclose to each other and their respective officers, agents, advisors, directors, representatives and employees ("Representatives") certain information regarding the operation, businesses, properties, finances, contractual relationships, policies, procedures and practices of Servicer and its affiliates on one hand and Owner on the other. The terms of this Agreement and any and all such information disclosed by Servicer and/or its agents or advisors to Owner or its Representatives on one hand and by Owner and/or its agents or advisors to Servicer or its respective Representatives, whether before or after the date of this Agreement and whether oral or written in whatever form provided, is hereinafter referred to as "Confidential Information." Such Confidential Information shall remain the sole property of Servicer on one hand and Owner on the other, as applicable and shall be used and handled in accordance with the terms and conditions set forth in this Agreement.
(b)    Notwithstanding anything to the contrary herein, the term Confidential Information shall not include any such information that is or becomes available on a non-confidential basis from a source other than the Servicer on one hand or the Owner on the other or is or becomes generally available to the public other than as a result of an unauthorized disclosure by the Owner or its Representatives on one hand or the Servicer or its Representatives on the other.
(c)    Without Servicer's prior written consent, Owner shall not, or permit any of its Representatives to, disclose to any person or entity the fact that Servicer has made any Confidential Information available to Owner, except to the extent that it is appropriate to do so in working with legal counsel, auditors and taxing authorities.
(d)    Without Owner's prior written consent, Servicer shall not, or permit any of its Representatives to, disclose to any person or entity the fact that Owner has made any Confidential Information available to Servicer, except to the extent that it is appropriate to do so in working with legal counsel, auditors and taxing authorities.
(e)    Owner may disclose any part or portion of the Confidential Information that the Owner is required to disclose pursuant to applicable Law, rule, regulation, subpoena, or similar court process; provided, that Owner shall (i) notify, to the extent permitted under applicable Law, Servicer in writing prior to any such disclosure so as to provide Servicer with a reasonable opportunity to seek to enjoin, prevent, stay or defer such disclosures, (ii) to the extent permissible under law, consult and cooperate with Servicer as to the content, nature, and timing of such disclosure, and (iii) in the event a protective order or another remedy is not timely obtained, disclose only such part or portion of such Confidential Information as is reasonably required pursuant to such applicable Law, rule, regulation, subpoena, or other similar process. Owner and its Representatives shall reasonably cooperate with any of Servicer's efforts to obtain reasonable assurance that confidential treatment will be accorded the Confidential Information so disclosed.
(f)    Servicer may disclose any part or portion of the Confidential Information that Servicer is required to disclose pursuant to applicable Law, rule, regulation, subpoena, or similar court process; provided, that Servicer shall (i) notify, to the extent permitted under applicable Law, Owner in writing prior to any such disclosure so as to provide Owner with a reasonable opportunity to seek to enjoin, prevent, stay or defer such disclosures, (ii) to the extent permissible under law, consult and cooperate with Owner as to the content, nature, and timing of such disclosure, and (iii) in the event a protective order or another remedy is not timely obtained, disclose only such part or portion of such Confidential Information as is reasonably required pursuant to such applicable Law, rule, regulation, subpoena, or other similar process. Servicer and its Representatives shall reasonably cooperate with any of Owner's efforts to obtain reasonable assurance that confidential treatment will be accorded the Confidential Information so disclosed.
(g)    Owner on one hand and Servicer on the other, acknowledge that money damages may not be a sufficient remedy for any breach of this Section 8.16 by the other party or their Representatives. Accordingly, in the event of any such breach of this Section 8.16, in addition to any other remedies at law or in equity that Servicer may have on one hand and Owner may have on the other, the other party shall be entitled to seek equitable relief, including injunctive relief or specific performance or both.
(h)    Notwithstanding anything herein to the contrary, Servicer or Owner (or any officers, agents, advisors, directors, representatives and employees of Servicer or Owner) may disclose to any and all persons, without limitation, the tax treatment and tax structure of the transactions contemplated by this Agreement and all materials of any kind that are provided to it relating to such tax treatment and tax structure.
(i)    Each party's obligations under this Section 8.16 shall terminate not later than six (6) months after the termination of this Agreement.

ii

IN WITNESS WHEREOF, Servicer and Owner have caused their names to be signed by their respective officers thereunto duly authorized, as of the date first above written, to this Agreement.

ALTISOURCE RESIDENTIAL, L.P. (as Initial Owner)
By: Altisource Residential GP, LLC, its general partner
By: Altisource Residential Corporation, its sole member
By: /s/ Stephen H. Gray
Name: Stephen H. Gray
Title: General Counsel and Secretary
Address for Notices:
Altisource Residential, L.P.
c/o Altisource Asset Management Corporation
402 Strand Street
Frederiksted, VI 00840-3531
Attention: Corporate Secretary
Facsimile: (340) 692-1046
Email: Stephen.Gray@AltisourceAMC.com
FAY SERVICING, LLC (as Servicer)
By: /s/ Loren Morris___________________________
Name: Loren Morris
Title:      EVP, General Counsel
Address for Notices:

Fay Servicing, LLC
440 South LaSalle Street, Suite 2000
Chicago, IL 60605
Attention: Edward Fay and Loren Morris
Facsimile: (312) 278-2534 and (312) 278-2536
Email:EFay@FayFinancial.com
and LMorris@FayFinancial.com

EXHIBIT A
DEFINITIONS
The following terms are defined as follows:
Acknowledgment Agreement: With respect to any Asset Pool, a servicing acknowledgment agreement, a form of which is attached as Exhibit B, which makes specific reference to this Agreement and identifies on the Servicing Asset Schedule attached thereto the Mortgage Loans in such Asset Pool for which servicing is to be transferred to Servicer on the applicable Servicing Commencement Date and become subject to this Agreement.  Each Acknowledgment Agreement shall be incorporated herein by reference.
Affiliate: With respect to any specified Person, any other Person controlling or controlled by or under common control with such specified Person. For the purposes of this definition, “control” when used with respect to any specified Person means the power to direct the management and policies of such Person, directly or indirectly, whether through the ownership of voting securities, by contract or otherwise and the terms “controlling” and “controlled” have meanings correlative to the foregoing.
Agreement: This Flow Servicing Agreement, including all exhibits, schedules, amendments and supplements hereto.
Ancillary Income: All income (excluding interest income, Servicing Fees and Prepayment Charges), which Servicer is legally entitled to collect in accordance with Applicable Requirements, derived from the Mortgage Loans after the Servicing Commencement Date and actually collected, including interest received on funds deposited in any Escrow Account, insufficient fund fees, name change fees and other similar fees with respect to the Assets to the extent not otherwise prohibited or otherwise required to be paid to the applicable Mortgagor by the related Mortgage Loan Documents or applicable Laws.
Applicable Requirements: Shall mean, with respect to each Asset, as applicable to such Asset, those servicing, collection, resolution or disposition practices that are in all respects, legal, proper and customary in the mortgage servicing industry in accordance with: (a) the requirements of Laws; (b) the requirements under any PMI Policy or LPMI Policy; (c) any applicable forbearance plan or bankruptcy plan; (d) the terms of the related Mortgage Loan Documents; (e) the accepted mortgage servicing practices of prudent mortgage lending institutions which service Mortgage Loans (including, as and where applicable, Defaulted Mortgage Loans) or REO Properties of a type similar to such Asset, in the jurisdiction where the related Mortgaged Property or REO Property is located, and (f) the Servicing Duties and Performance Standards set forth in Exhibit F, in each case exercising a reasonable standard of care, and in all cases without regard to:
(i)    any relationship that Servicer, any sub-servicer or any Affiliate of Servicer or any other sub-servicer may have with the related Mortgagor; or
(ii)    the ownership, or servicing or management for others, by Servicer or any sub-servicer, of any other mortgage loans or property; provided, however, that such services are performed in compliance with the terms of this Agreement.
Asset: Each Mortgage Loan and REO Property identified on an Asset Servicing Schedule.
Asset Pool: One or more residential mortgage loans owned by an Owner and made subject to this Agreement on any given Servicing Commencement Date, as identified on the Servicing Asset Schedule attached to the related Acknowledgment Agreement.
Asset Servicing Schedule: The schedule of Assets subject to this Agreement and identified on the schedule attached to the related Acknowledgment Agreement, which schedule shall be in a form mutually agreed upon by Servicer and Owner from time to time. When an REO Property is acquired in respect of a Mortgage Loan included on any such Asset Servicing Schedule, such REO Property shall automatically be deemed to be added to such Asset Servicing Schedule.
Broker Price Opinion (BPO): With respect to any Asset, the estimated value of the related Property, as determined by a real estate broker, other qualified Person as agreed to by Servicer and Owner, which considers, without limitation, the value of similar surrounding properties, sales trends in the neighborhood, and the general condition of the related Property.
Business Day: Any day other than (a) a Saturday or Sunday, or (b) a day on which banking and savings and loan institutions in the states of New York or Illinois are authorized or obligated by law or executive order to be closed.
CFPB: The Consumer Financial Protection Bureau, an independent federal agency operating as part of the United States Federal Reserve System.
Code: The Internal Revenue Code of 1986, as amended.
Collections: Any and all cash amounts received with respect to any Asset, including the amounts of any payments of principal and interest, along with the other items described in Section 3(b) of Exhibit F.
Condemnation Proceeds: All awards or settlements in respect of a Mortgaged Property, whether permanent or temporary, partial or entire, by exercise of the power of eminent domain or condemnation, to the extent not required to be released to a Mortgagor in accordance with the terms of the related Mortgage Loan Documents.
Consumer Information: Any personally identifiable information in any form (written, electronic or otherwise) relating to a Mortgagor, including, but not limited to: a Mortgagor’s name, address, telephone number, Mortgage Loan number, Mortgage Loan payment history, delinquency status, insurance carrier or payment information, tax amount or payment information; the fact that the Mortgagor has a relationship with Servicer, Owner or the originator of the related Mortgage Loan; and any other non-public personally identifiable information (including any "nonpublic personal information" of the "customers" and "consumers" as those terms are defined in the GLBA).
Custodial Account: The separate account or accounts created and maintained pursuant to Section 3(b) of Exhibit F.
Custodial Agreement: Any custodial agreement designated by Owner and between Owner and a Custodian.
Custodian: Each entity appointed by Owner to hold Mortgage Loan Documents relating to Assets serviced under this Agreement in custody for the benefit of Owner.
Deboarding Fee: With respect to each Mortgage Loan, the amount set forth in the Fee Letter, which amount shall be payable to Servicer in the event Servicer is terminated without cause pursuant to this Agreement. For the avoidance of doubt, a Deboarding Fee is not payable in connection with a a liquidation of a Mortgage Loan (other than a payoff in full) or the liquidation or transfer of an REO Property.
Default or Defaulted: With respect to an Asset, either an REO Property or a Mortgage Loan that is Delinquent or for which Servicer determines that a Delinquency is reasonably foreseeable.
Delinquent: Any Mortgage Loan for which the Monthly Payment due on a particular Due Date is not made by the close of business on the day that immediately precedes the next following Due Date.
Determination Date: The last day of each calendar month preceding a Remittance Date.
Due Date: The day of the calendar month on which the Monthly Payment is due on a Mortgage Loan, exclusive of any days of grace.
Environmental Problem Property: A Mortgaged Property or REO Property that is in violation of any environmental law, rule or regulation.
Escrow Account: The separate account or accounts operated and maintained pursuant to Section 3(f) of Exhibit F.
Escrow Payments: With respect to any Mortgage Loan, the amounts constituting ground rents, taxes, assessments, water rates, sewer rents, municipal charges, mortgage insurance premiums, fire and hazard insurance premiums, condominium charges, and any other payments required to be escrowed by the Mortgagor with the mortgagee pursuant to the Mortgage or any other Mortgage Loan Document.
Event of Default: As defined in Section 7.01(a).
Fee Letter: The fee letter between Servicer and Initial Owner setting forth the Servicing Fees and other fees and expenses payable to Servicer for providing services under this Agreement, as the same may be amended, modified, supplemented from time to time by Owner and Servicer.
Financing Party: With respect to any Mortgage Loan, a Person that provides financing to Owner with respect to such Mortgage Loan.
GLBA: The Gramm-Leach-Bliley Act of 1999, as amended, modified, or supplemented from time to time, and any successor statute, and all rules and regulations issued or promulgated in connection therewith.
Governmental Authority: The government of the United States or of any political subdivision thereof, whether state or local, and any agency, authority, instrumentality, regulatory body, court, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government including, without limitation, the CFPB.
HAMP: The Home Affordability Modification Program implemented by the U.S. Department of Treasury.
Initial Owner: Altisource Residential, L.P. and its successors.
Insurance Proceeds: With respect to each Asset, proceeds of insurance policies insuring the Mortgage Loan, the related Mortgaged Property or the REO Property, as applicable, including the proceeds of any hazard or flood insurance policy, title insurance policy, LPMI Policy or PMI Policy.
Laws: Collectively, all Federal, state and local statutes, treaties, rules, guidelines, regulations, ordinances, codes and administrative or judicial precedents, orders or authorities, including the interpretation or administration thereof by any Governmental Authority charged with the enforcement, interpretation or administration thereof, and all applicable administrative orders, directed duties, requests, licenses, authorizations and permits of, and agreements with, any Governmental Authority, in each case whether or not having the force of law,.
Liquidation Proceeds: Cash proceeds received in connection with the liquidation or disposition of an Asset, whether through the sale or assignment of a Mortgage Loan, sale of the related Mortgaged Property, REO Property or otherwise.
Loan Modification: An agreement which revises the terms of a Mortgage Loan, including an agreement to modify a Mortgage Loan’s principal amount, monthly payment amounts or interest rate.
LPMI Policy: With respect to a Mortgage Loan, a policy of primary mortgage guaranty insurance issued by a Qualified Insurer that insures such Mortgage Loan and pursuant to which the related premium is paid by the lender of the Mortgage Loan with Servicer paying such premium on behalf of the lender from payments of interest made by the related Mortgagor in an amount as is set forth in the related Asset Servicing Schedule.
MERS: Mortgage Electronic Registration Systems, Inc., a corporation organized and existing under the laws of the State of Delaware, or any successor thereto.
MERS: Mortgage Electronic Registration System, Inc., a corporation organized and existing under the laws of the State of Delaware, or any successor thereto.
MERS Designated Mortgage Loan: A Mortgage Loan for which (a) Servicer has designated or will designate MERS as, and has taken or will take such action as is necessary to cause MERS to be, the mortgagee of record, as nominee for Owner, in accordance with MERS Procedure Manual and (b) Servicer has designated or will designate Owner as the Investor on the MERS System.
MERS Event: The occurrence of any of the following events: (a) an appellate court of competent jurisdiction in a particular state rules that MERS is not an appropriate, permissible or authorized system for transferring ownership of Mortgage Loans in that state; or (b) (i) a decree or order of a court or agency or supervisory authority having jurisdiction for the appointment of a conservator or receiver or liquidator in any insolvency, readjustment of debt, marshalling of assets and liabilities or similar proceedings, or for the winding-up or liquidation of its affairs, shall have been entered against MERS, and such decree or order shall have remained in force undischarged or unstayed for a period of sixty (60) days; or (ii) MERS shall consent to the appointment of a conservator or receiver or liquidator in any insolvency, readjustment of debt, marshalling of assets and liabilities, voluntary liquidation or similar proceedings of or relating to MERS or of or relating to all or substantially all of its property; or (iii) MERS shall admit in writing its inability to pay its debts generally as they become due, file a petition to take advantage of any applicable insolvency or reorganization statute, make an assignment for the benefit of its creditors or voluntarily suspend payment of its obligations. With respect to the event described in clause (a), a MERS Event will be deemed to have occurred with respect to all Mortgage Loans in the related state, and with respect to any of the events described in clause (b), a MERS Event will be deemed to have occurred with respect to all of the Mortgage Loans.
MERS Procedures Manual: The MERS Procedures Manual, as it may be amended, supplemented or otherwise modified from time to time.
MERS System: MERS mortgage electronic registry system, as more particularly described in the MERS Procedures Manual.
Monthly Payment: The scheduled monthly payment of principal and interest on a Mortgage Loan, excluding any final payment in full or any balloon payment due on maturity, but taking into account any change to such monthly payment pursuant to a Loan Modification.
Mortgage: The mortgage, deed of trust or other instrument creating a first lien on a Mortgaged Property securing a Mortgage Note (or a first lien on (i) in the case of a cooperative, the related shares of stock in the cooperative securing the Mortgage Note and (ii) in the case of a ground rent, the leasehold interest securing the Mortgage Note).
Mortgage Loan: An individual residential mortgage loan included in an Asset Pool and identified on the Servicing Asset Schedule attached to the related Acknowledgment Agreement, which shall be a first or second lien mortgage loan and which mortgage loan shall include the Mortgage Loan Documents, the Monthly Payments, Escrow Payments, Principal Prepayments, Prepayment Charges, Liquidation Proceeds, Condemnation Proceeds, Ancillary Income, Insurance Proceeds and all other rights, benefits, proceeds and obligations arising from or in connection with such Mortgage Loan. The Mortgage Loans serviced hereunder shall exclude the following types: (1) home equity line of credit, HELOC or open end first or second lien mortgage loans; and (2) buy-down mortgage loans.
Mortgage Loan Documents: With respect to each Mortgage Loan, the documents delivered to the related Custodian pursuant to the related Custodial Agreement.
Mortgage Loan Purchase Agreement: With respect to any Mortgage Loan, the agreement pursuant to which the Initial Owner (or other Owner) acquired such Mortgage Loan.
Mortgage Note: The note or other evidence of the indebtedness of a Mortgagor that is secured by a Mortgage.
Mortgaged Property: The real property (stock or leasehold estate, if applicable) consisting of a single family residence located in the United States that secures the repayment of the debt evidenced by a Mortgage Note.
Mortgagor: The obligor on a Mortgage Note.
Nonrecoverable Servicing Advance: Any Servicing Advance previously made or proposed to be made in respect of a Mortgage Loan or REO Property that, in the reasonable business judgment of Servicer, will not, or, in the case of a proposed Servicing Advance, would not be, ultimately recoverable from related late payments, Insurance Proceeds, Condemnation Proceeds or Liquidation Proceeds on such Mortgage Loan or REO Property as provided herein.
Officer’s Certificate: A certificate signed by a Servicing Officer and delivered to Owner as required by this Agreement.
Opinion of Counsel: A written opinion of counsel, who may be an employee of Servicer (except in the case of an Opinion of Counsel delivered pursuant to Section 5.03(b), which must be delivered by independent legal counsel reasonably acceptable to Owner).
Owner: With respect to any Mortgage Loan, Initial Owner or the entity designated on the related Servicing Asset Schedule or otherwise designated in writing by Initial Owner to Servicer, and any Person who assumes the obligations of Owner hereunder with respect to one or more Mortgage Loans in accordance with the terms of this Agreement.
Owner Indemnified Parties: Owner, its successors or assigns, beneficial owners, officers, directors, agents and Affiliates.
Owner Instructions: Any written instructions, guidelines or policies regarding the servicing of the Mortgage Loans provided by Owner to Servicer.
Person: Any individual, corporation, partnership, joint venture, association, limited liability company, joint-stock company, trust, unincorporated organization, government or any agency or political subdivision thereof, or any other entity.
PMI Policy: With respect to a Mortgage Loan, a policy of primary mortgage guaranty insurance issued by a Qualified Insurer that insures such Mortgage Loan and is identified as having PMI insurance coverage in the related Asset Servicing Schedule.
Prepayment Charge: With respect to any Mortgage Loan, the charges or premiums, if any, due in connection with a full or partial prepayment of such Mortgage Loan in accordance with the terms thereof.
Principal Prepayment: Any payment or other voluntary recovery of principal on a Mortgage Loan which is received in advance of its scheduled Due Date, which is not accompanied by an amount of interest representing scheduled interest due on any date or dates in any month or months subsequent to the month of prepayment.
Prior Servicer: Any prior servicer (other than Servicer) of any or all of the Assets.
Privacy Laws: As defined in Section 18(a) of Exhibit F.
Property: With respect to an Asset, either the related Mortgaged Property or REO Property, as applicable.
Qualified Depository: A federal or state chartered depository institution the deposits in which are insured by the Federal Deposit Insurance Corporation to the applicable limits and the unsecured and uncollateralized short-term unsecured debt obligations of which (or, in the case of a depository institution that is a subsidiary of a holding company, the short-term unsecured debt obligations of such holding company) are rated “A-1” by Standard & Poor’s Ratings Services or “P-1” by Moody’s Investors Service, Inc. (or a comparable rating if another rating agency is specified by Owner by written notice to the Servicer) at the time any deposits are held on deposit therein.
Qualified Insurer: A mortgage guaranty insurance company duly authorized and licensed where required by law to transact mortgage guaranty insurance business and approved as an insurer by Fannie Mae or Freddie Mac and awarded a Financial Strength Rating (FSR) A- or better from A. M. Best Company, Inc.
Reconstitution: The actions required by Section 8.14 in connection with any Securitization Transaction or Whole Loan Transfer.
Reconstitution Agreement: The agreement or agreements entered into by Servicer and Owner and/or certain third parties on the Reconstitution Date or Dates with respect to any or all of the Mortgage Loans serviced hereunder, in connection with a Whole Loan Transfer or a Securitization Transaction as provided in Section 8.14.
Reconstitution Date: The date or dates on which any or all of the Mortgage Loans subject to this Agreement shall be removed from this Agreement and reconstituted as part of a Whole Loan Transfer or Securitization Transaction pursuant to Section 8.14.
REMIC: A “real estate mortgage investment conduit” within the meaning of Section 860D of the Code.
REMIC Provisions: Provisions of the federal income tax law relating to REMICs, which appear in Sections 860A through 860G of the Code, and related provisions, and proposed, temporary and final regulations and published rulings, notices and announcements promulgated thereunder, as the foregoing may be in effect from time to time.
Remittance Date: The eighth (8th) Business Day following the end of each calendar month.
REO Property: A Mortgaged Property acquired on behalf of Owner through foreclosure or by deed in lieu of foreclosure.
Reserve Account: The separate account or accounts operated and maintained pursuant to Section 3(h) of Exhibit F.
Reserve Required Amount: An amount equal to $15,000 for every $10 million in Unpaid Principal Balance; provided, however, the maximum amount required to be on deposit in a Reserve Account shall not exceed $500,000 at any time.
Sanctions Lists: The economic sanctions administered or enforced by the U.S. Department of Treasury’s Office of Foreign Assets Control.
Section 404 Notice: The notice required pursuant to Section 404 of the Helping Families Save Their Homes Act of 2009 (P.L. 111-22), which amends 15 U.S.C. Section 1641 et seq., the form of which shall be provided by Owner.
Securitization Transaction: Any transaction involving either (a) a sale or other transfer of some or all of the Mortgage Loans directly or indirectly by Owner to an issuing entity in connection with an issuance of publicly offered or privately placed, rated or unrated mortgage-backed securities or (b) an issuance of publicly offered or privately placed, rated or unrated securities, the payments on which are determined primarily by reference to one or more portfolios of residential mortgage loans consisting, in whole or in part, of some or all of the Mortgage Loans.
Servicer Indemnified Parties: Servicer, its successors or assigns, officers, directors and agents.
Servicing Advances: All customary, necessary and reasonable “out of pocket” costs and expenses (including reasonable attorneys’ fees and disbursements) incurred in the performance by Servicer of its servicing obligations, including the cost of (a) the preservation, restoration and protection of a Property, (b) any remedial, enforcement or loss mitigation actions relating to the Asset or any administrative or judicial proceedings relating to the Asset, including foreclosures, evictions, deed in lieu of foreclosures or loan modifications, (c) the management, liquidation, marketing, sale, renovation, repair, maintenance and preservation of the Property, including any REO Property, (d) taxes, assessments, water rates, sewer rents and other charges which are or may become a lien upon the Property, (e) insurance policy premiums and fire and hazard insurance coverage relating to the Property, (f) funding any negative escrow account balances outstanding upon the initial transfer of the Mortgage Loan to Servicer hereunder, and (g) in connection with the enforcement or liquidation of a Property which has a Superior Lien, any expenditures relating to the purchase, maintenance or monitoring of any Superior Lien pursuant to Exhibit F.
Servicing Commencement Date: With respect to an Asset, the date on which the servicing of such Asset is transferred from a Prior Servicer to Servicer, as identified in the related Acknowledgment Agreement.
Servicing Fees: With respect to each Asset being serviced subject to this Agreement, the servicing fees payable to Servicer as set forth in the Fee Letter.
Servicing File: As to a particular Mortgage Loan, the related computer files, data disks, books, records, data tapes, notes, copies of the related Mortgage Loan Documents held by the Custodian and all additional documents generated as a result of or utilized in originating and/or servicing such Mortgage Loan, which are delivered to or generated by Servicer and shall be held in trust for Owner by Servicer.
Servicing Officer: With respect to Servicer, any authorized individual that is involved in, or responsible for, the administration and servicing of the Mortgage Loans whose name appears on a list of servicing officers furnished by Servicer to Owner as of the date hereof, as such list may from time to time be amended.
Servicing Transfer Costs: All reasonable costs and expenses incurred in connection with the transfer of servicing to a successor servicer, including, without limitation, any reasonable costs or expenses associated with the complete transfer of all servicing data and the completion, correction or manipulation of such servicing data as may be required by Owner or a successor servicer to correct any errors or insufficiencies in the servicing data or otherwise enable Owner or successor servicer to service the Mortgage Loans properly and effectively, all costs and expenses incurred in connection with the transfer and delivery of the Mortgage Loans, if applicable, including without limitation recording fees, fees for title policy endorsements and continuations, fees for the preparation, delivery, tracking and recording of Assignments of Mortgages or any MERS transfer related costs related to a transfer of servicing and all costs associated with the transfer of (or, if not transferable to a successor servicer, the purchase of) tax service contracts and flood certification contracts and any expenses related to the transfer of the servicing related to the Mortgage Loans.
Superior Lien: With respect to any Asset, any mortgage loan having a lien on the related Property, or any other lien obligation on the related Property, which in either case is senior to Owner’s lien securing, or that previously secured, the related Mortgage Loan.
Third Party Servicing Requirements: As defined in Section 3.02.
Vendors: Any third-party subservicer, subcontractor, vendor, agent or other service provider utilized by Servicer in connection with the servicing of the Mortgage Loans.
Whole Loan Transfer: Any sale or transfer of some or all of the Mortgage Loans by Owner to a third party, which sale or transfer is not a Securitization Transaction.

EXHIBIT B
FORM OF ACKNOWLEDGMENT AGREEMENT
Date: [__________]
Pursuant to that certain Flow Servicing Agreement, dated as of January 24, 2015 (the “Agreement”) between Altisource Residential, L.P. (“Initial Owner”) and Fay Servicing, LLC (“Servicer”), Initial Owner hereby engages Servicer to service the mortgage loans identified on the Servicing Asset Schedule attached hereto as Schedule I (the “Mortgage Loans”). With respect to each Mortgage Loan, the applicable Owner shall be the Owner identified on the Servicing Asset Schedule. Capitalized terms used but not defined herein shall have the respective meanings ascribed thereto in the Agreement.
Servicer hereby agrees to service the Mortgage Loans as of the Servicing Commencement Date and assumes all responsibilities to service the Mortgage Loans in accordance with the Agreement. In addition, pursuant to Section 3.02 of the Agreement, Servicer shall comply with the Third Party Servicing Requirements set forth on Schedule II.
The applicable Owner of the Mortgage Loans is entitled to the benefit of and to enforce all rights, representations, warranties, covenants, agreements and obligations owed to such Owner under the Agreement with respect to the Mortgage Loans.
As set forth in the Agreement, the following terms shall have the respective meanings set forth below with respect to the Asset Pool referenced hereby.

1.	Servicing Commencement Date: [____________]

2.	Mortgage Loan Purchase Agreement: [_______________]

3.	Financing Party: [__________________]
This Acknowledgement Agreement shall inure to the benefit of and be binding upon Initial Owner and its successors and assigns.
This Acknowledgement Agreement shall be construed in accordance with the laws of the State of New York, without regard to conflicts of law principles, and the obligations, rights and remedies of the parties hereunder shall be determined in accordance with such laws.
This Acknowledgement Agreement may be executed simultaneously in any number of counterparts. Each counterpart shall be deemed to be an original and all such counterparts taken together shall constitute one and the same instrument.
[Signature Page Follows]

IN WITNESS WHEREOF, Owner and Servicer have executed this Acknowledgement Agreement as the day and year first written above.
ALTISOURCE RESIDENTIAL, L.P., as Initial Owner
By: Altisource Residential GP, LLC, its general partner
By: Altisource Residential Corporation, its sole member
By:
Name:
Title:

FAY SERVICING, LLC, as Servicer

By:
Name:
Title:

Schedule I

Servicing Asset Schedule

Schedule II

Third Party Servicing Requirements

EXHIBIT C
RESERVED

EXHIBIT D
FORM OF OFFICER’S CERTIFICATE
I, Edward Fay, the duly appointed Chief Executive Officer of Fay Servicing, LLC (the “Company”), hereby certify as follows:
The Company is a limited liability company duly organized, validly existing and in good standing under the laws of the State of Delaware.
Attached hereto as Exhibit 1 is a true, correct and complete copy of the certificate of formation of the Company (the “Certificate”) which is in full force and effect on the date hereof and which has been in effect without amendment, waiver, rescission or modification.
Attached hereto as Exhibit 2 is a true, correct and complete copy of the operating agreement of the Company (the “Operating Agreement”) which is in effect on the date hereof and which has been in effect without amendment, waiver, rescission or modification.
Attached hereto as Exhibit 3 is a certified true and correct copy of the resolution of the Company authorizing Loren Morris, the duly appointed EVP, General Counsel of the Company to execute and deliver the Flow Servicing Agreement, dated of even date herewith (the “Agreement”), by and between the Company and Altisource Residential, L.P., and such resolution is in effect on the date hereof without amendment, waiver rescission or modification.
To the best of my knowledge, either (i) no consent, approval, authorization or order of any court or governmental agency or body is required for the execution, delivery and performance by the Company of or compliance by the Company with the Agreement or the consummation of the transactions contemplated by the Agreement; or (ii) any required consent, approval, authorization or order has been obtained by the Company.
To the best of my knowledge, neither the consummation of the transactions contemplated by, nor the fulfillment of the terms of the Agreement, conflicts or will conflict with or results or will result in a breach of or constitutes or will constitute a default under the Certificate or Operating Agreement of the Company, the terms of any indenture or other agreement or instrument to which the Company is a party or by which it is bound or to which it is subject, or any statute or order, rule, regulations, writ, injunction or decree of any court, governmental authority or regulatory body to which the Company is subject or by which it is bound.
To the best of my knowledge, there is no action, suit, proceeding or investigation pending or threatened against the Company, which, in my judgment, either in any one instance or in the aggregate, would draw into question the validity of the Agreement or of any action taken or to be taken in connection with the transactions contemplated hereby, or would likely impair materially the ability of the Company to perform under the terms of the Agreement.
The Company is duly authorized to engage in the transactions described and contemplated in the Agreement.
[Signature Page Follows]
IN WITNESS WHEREOF, I have hereunto signed my name and affixed the seal of the Company.
Dated:_____________________________         By:

        Name: Edward Fay
[Seal]        Title: Manager, CEO and President
I, ________________________, a Secretary of _____________________, hereby certify that Edward Fay is the duly elected, qualified and acting Manager, CEO and President of the Company and that the signature appearing above is his genuine signature.
IN WITNESS WHEREOF, I have hereunto signed my name.
Dated:        By:

        Name:
[Seal]        Title: Secretary

EXHIBIT E
FORM OF OPINION OF COUNSEL TO SERVICER
January 24, 2015

Dear Sirs:
You have requested my opinion, as General Counsel to Fay Servicing, LLC (the “Servicer”), with respect to certain matters in connection with the servicing by Servicer of the Mortgage Loans pursuant to that certain Flow Servicing Agreement, dated as of January 24, 2015 (the “Servicing Agreement”), by and between Servicer and Altisource Residential, L.P. (“Owner”). Capitalized terms not otherwise defined herein have the meanings set forth in the Servicing Agreement.
I have examined the following documents:
1.    the Servicing Agreement; and
2.    such other documents, records and papers as I have deemed necessary and relevant as a basis for this opinion.
To the extent deemed necessary and proper, I have relied upon the representations and warranties of Servicer contained in the Servicing Agreement. I have assumed the authenticity of all documents submitted to me as originals, the genuineness of all signatures, the legal capacity of natural persons and the conformity to the originals of all documents.
Based upon the foregoing, it is my opinion that:
1.    Servicer is a duly organized, validly existing limited liability company in good standing under the laws of the State of Delaware and is qualified and possesses all necessary licenses and other regulatory authorizations to service and administer the Assets in each of the states where the Mortgaged Properties and REO Properties are located.
2.    Servicer has the power to engage in the transactions contemplated by the Servicing Agreement and all requisite power, authority and legal right to execute and deliver the Servicing Agreement, and to perform and observe the terms and conditions of such instruments.
3.    The Servicing Agreement has been duly authorized, executed and delivered by Servicer and is a legal, valid and binding agreement enforceable in accordance with its respective terms against Servicer, subject to bankruptcy laws and other similar laws of general application affecting rights of creditors and subject to the application of the rules of equity, including those respecting the availability of specific performance, none of which will materially interfere with the realization of the benefits provided thereunder.
4.    Either (i) no consent, approval, authorization or order of any court or governmental agency or body is required for the execution, delivery and performance by Servicer of or compliance by Servicer with the Servicing Agreement, or the servicing of the Mortgage Loans or the consummation of the transactions contemplated by the Servicing Agreement; or (ii) any required consent, approval, authorization or order has been obtained by Servicer.
5.    Neither the consummation of the transactions contemplated by, nor the fulfillment of the terms of, the Servicing Agreement conflicts or will conflict with or results or will result in a breach of, or constitutes or will constitute a default under, the limited liability company agreement of Servicer, the terms of any indenture or other agreement or instrument to which Servicer is a party or by which it is bound or to which it is subject, or violates any statute or order, rule, regulations, writ, injunction or decree of any court, governmental authority or regulatory body to which Servicer is subject or by which it is bound.
6.    There is no action, suit, proceeding or investigation pending or, to the best of my knowledge, threatened against Servicer, which, in my judgment, either in any one instance or in the aggregate, would draw into question the validity of the Servicing Agreement or of any action taken or to be taken in connection with the transactions contemplated thereby, or would likely impair materially the ability of Servicer to perform under the terms of the Servicing Agreement.
This opinion is given to you for your sole benefit, and no other person or entity is entitled to rely hereon except that the purchaser or purchasers to which you resell the Mortgage Loans may rely on this opinion as if it were addressed to them as of its date, provided that Servicer remains Servicer of the Mortgage Loans under the Servicing Agreement.
Very truly yours,

Loren Morris
EVP, General Counsel

EXHIBIT F
SERVICING DUTIES AND PERFORMANCE STANDARDS
These Servicing Duties and Performance Standards (the “Standards”), as may be updated from time to time by written agreement of Servicer and Owner, are a part of, and incorporated into, that certain Flow Servicing Agreement, dated January 24, 2015 (the “Agreement”), by and between Servicer and Owner, pursuant to which Servicer will service certain Assets for the benefit of Owner.
In the event of any conflict between these Standards and the terms of the Agreement that precludes Servicer from complying with both of them, Servicer shall consult with Owner regarding the matter having given rise to such conflict and mutually determine the appropriate course of action. However, in no event shall Servicer proceed with instructions from Owner if such instructions are in conflict with any applicable Law; in any such instance, Servicer shall inform Owner in writing of such conflict and communicate its recommended course of action in light of such conflict.
Servicer shall at all times act in a manner to maximize returns on the Assets and that is in the best interests of, and for the benefit of, Owner (as determined by Servicer in its good faith reasonable judgment) and in accordance with the Applicable Requirements.
TABLE OF CONTENTS
SECTION 1.    NEW LOAN BOARDING:    3
SECTION 2.    VALUATION METHODOLOGY:    5
SECTION 3.    CASH MANAGEMENT:    5
SECTION 4.    ADJUSTABLE RATE MORTGAGES:    9
SECTION 5.    ESCROW – PROPERTY TAX, HOA, AND INSURANCE:    10
SECTION 6.    COLLECTION ACTIVITIES:    15
SECTION 7.    PROPERTY INSPECTIONS:    15
SECTION 8.    LOSS MITIGATION:    16
SECTION 9.    LOAN MODIFICATIONS:    20
SECTION 10.    SHORT REFINANCE:    20
SECTION 11.    SHORT SALE:    21
SECTION 12.    DEED IN LIEU OF FORECLOSURE:    21
SECTION 13.    FORECLOSURE:    22
SECTION 14.    REAL ESTATE OWNED AND PRE-REO:    24
SECTION 15.    BANKRUPTCY:    25
SECTION 16.    INVESTMENT MANAGEMENT:    26
SECTION 17.    VENDOR MANAGEMENT:    27
SECTION 18.    REGULATORY COMPLIANCE:    27
SECTION 19.    STANDARD REPORTS:    30
SECTION 20.    CERTAIN TERMS:    31

SECTION 1.    NEW LOAN BOARDING:

a)
When Servicer is notified that Owner has entered into a commitment to purchase a particular Asset Pool, Servicer and Owner shall immediately initiate contact with the existing servicer of such Asset Pool (the “Transferring Servicer”) to establish the requirements for, and to schedule the timely completion of, the boarding of the Assets in such Asset Pool on Servicer’s servicing platform. Servicer shall comply with the following checklist on processing tasks at boarding:

(1)	Receive Transfer Notice
(2)	Receive Transferring Servicer Contact information
(3)	Check if Transferring Servicer is a Black Knight Desktop/ Process Management client
(4)	Approve Good bye Letters
(5)	Receive Preliminary Data Tapes
(6)	Convert to Servicer’s Boarding Format
(7)	Request missing data content
(8)	Receive missing data content
(9)	Receive Final Executed Contract
(10)	Set up New Account MSP Account Headers
(11)	Desktop/Process Management Transfer (if applicable)
(12)	Receive Final Data Tape
(13)	Update final boarding forms and board in ELI
(14)	Day2 Boarding Transaction
(15)	Review / Compare new MSP data to final data tape
(16)	Exception Analysis of Board
(17)	Rework Loan Exceptions
(18)	Send out Welcome Kits - Hello Letters
(19)	Receive Loan Docs
(20)	Process Loan Docs through ACS / DocVelocity (FC2)
(21)	Receive Wire for Suspense
(22)	Receive Wire for Restricted Escrow
(23)	Receive Wire for Replacement Reserve
(24)	Receive Wire for Escrow Funds
(25)	Receive Wire for ANY Additional Funds
(26)	Balance Fund Receipts to MSP Balances
(27)	Prepare Tax / Insurance Review
(28)	Set up tax and insurance services
(29)	Send New Board Info to HAMP group processing
(30)	ARM Review
(31)	MOD Review / Step Info Entered
(32)	Receive TOS and TOB batch
(33)	Ensure MERS loans are updated to Servicer and Owner
(34)	Assure FHA/MI is updated to Servicer/ Owner in MI websites
(35)	Follow up on Transferring Servicer invoices if not received with initial drop
(36)	HAMP docs complete
(37)	Communicate any missing document/data/info to Owner
(38)	Servicer Statements out
(39)	Escrow Analysis Run
(40)	Perform outstanding FBA/MOD check
(41)	Prepare Data/Document sign-off
(42)	Special Loan sign-off
(43)	Front Office Sign-off
(44)	Default Sign-Off
(45)	Escrow Sign-Off
(46)	SVP Board Execution sign-off

b)	Collateral Files – With respect to each Asset, on or before the related Servicing Commencement Date, Owner, or the Custodian at Owner’s direction, shall provide Servicer with a report to account for:

(i)
Location of the collateral file for such Asset. If the Custodian is not in possession of the collateral file, then the report shall show the location of the file, the date it was checked out, and delivery tracking number.

(ii)
Location of individual collateral documents relating to such Asset including the Note, Recorded Mortgage/Deed of Trust, Title Policy, HUD-1, Loan Modification Agreement(s) (as applicable), and Lost Note Affidavit (as applicable). If the Custodian is not in possession of any of the individual collateral documents, then the report shall show the location of the individual collateral document that is missing, the date it was checked out, and the delivery tracking number.

Owner is responsible for ensuring that information on the reports is accurate and that all collateral files and individual collateral documents are properly accounted for. Servicer is not responsible for locating collateral files or individual collateral documents that were missing or mislabeled at the related Servicing Commencement Date. If needed, Servicer will hire an outside vendor to handle collateral repair and bill Owner at [115]% of Servicer’s actual out-of-pocket cost.
SECTION 2.    VALUATION METHODOLOGY:
Servicer shall, with the prior written consent of Owner, order an exterior BPO with respect to a Mortgaged Property or REO Property as deemed reasonably necessary by Servicer to review a Mortgage Loan for loss mitigation, to prepare bidding instructions in advance of a foreclosure sale of a Mortgaged Property, in connection with the sale of an REO Property, or upon request by Owner.

SECTION 3.    CASH MANAGEMENT:

a)
All full payments in respect of Mortgage Loans and Liquidation Proceeds shall, in accordance with Applicable Requirements, be posted to the applicable Asset, and remitted in accordance with the Agreement.

b)
Custodial Account. For the Assets related to each Owner, Servicer shall segregate and hold all funds collected and received on the Assets separate and apart from any of its own funds and general assets (and separate and apart from the funds relating to the Assets of any other Owner or other Person) and shall establish one or more Custodial Accounts with respect to each Owner, in the form of time deposit or demand accounts. Each Custodial Account shall be established with a Qualified Depository, subject to the approval of Owner in each case, and shall be evidenced by a letter agreement in the form provided by Owner. A copy of such letter agreement shall be sent to Owner promptly after a Custodial Account is established. Funds deposited in the Custodial Account may be drawn on by Servicer solely in accordance with this Agreement. Servicer shall deposit in the Custodial Account within two (2) Business Days of Servicer’s receipt, and retain therein, the following collections received by Servicer and payments made by Servicer with respect to the Assets for each Owner after each related Servicing Commencement Date:

(i)	all payments of principal on the Mortgage Loans including Principal Prepayments and Prepayment Charges;

(ii)	all payment of interest on the Mortgage Loans;

(iii)	all Liquidation Proceeds;

(iv)
all Insurance Proceeds including amounts required to be deposited (other than proceeds to be held in the Escrow Account and applied to the restoration and repair of the Property or released to the Mortgagor in accordance with the Applicable Requirements);

(v)
all Condemnation Proceeds that are not applied to the restoration or repair of the related Property or released to the Mortgagor in accordance with the related Mortgage Loan Documents and Accepted Servicing Practices;

(vi)
all amounts received from the seller of the Asset or any other person giving representations and warranties with respect to the Asset, in connection with the repurchase of, or indemnification obligation with respect to, such Asset;

(vii)	all amounts received with respect to or related to any REO Property (other than any Liquidation Proceeds with respect thereto deposited in accordance with clause (iii) above;

(viii)
all amounts required to be deposited by Servicer in connection with any unpaid claims that are a result of a breach by Servicer or any subservicer of Servicer’s obligations under this Agreement or any Applicable Requirement; and

(ix)	any other amount required to be deposited into the Custodial Account pursuant to this Agreement.

c)
The foregoing requirements for deposit into the Custodial Account shall be exclusive, it being understood and agreed that, without limiting the generality of the foregoing, payments in the nature of Ancillary Income need not be deposited by Servicer into the Custodial Account. Any benefit derived from funds deposited in the Custodial Account by the depository institution shall accrue to the benefit of Servicer and Servicer shall be entitled to retain and withdraw such interest from the Custodial Account.

d)	Servicer from time to time shall be authorized to withdraw funds from the applicable Custodial Account with respect to an Owner for (and only for) the following reasons:

(i)	to pay itself any unpaid Servicing Fees, it being understood that Servicer’s rights to such payments shall be prior to Owner’s rights to remittances;

(ii)
to pay itself Ancillary Income and any interest earned on funds in the Custodial Account (all such interest to be withdrawn monthly not later than each Remittance Date), to the extent not retained or previously paid to Servicer;

(iii)	to make or allow remittances to Owner in accordance with Section 4.01; or

(iv)	to remove any funds deposited to the Custodial Account in error;

(v)	with the prior written consent of Owner, to make a deposit into the Reserve Account to the extent necessary to prevent an overdraft from occurring therein;

(vi)	if the depository of the Custodial Account ceases to be a Qualified Depository, to transfer funds to another Qualified Depository, subject to the prior written consent of Owner in each case; and

(vii)	to clear and terminate the Custodial Account upon the termination of this Agreement (with the proceeds of such withdrawal to be paid to Owner).

e)
Servicer shall keep and maintain, in an electronic format acceptable to Owner, separate accounting, on a Mortgage Loan by Mortgage Loan basis, and on an REO Property by REO Property basis, for the purpose of documenting the amount of and purpose for any deposit to or withdrawal from the Custodial Account and shall promptly furnish such documentation to Owner in relation to any such deposit or withdrawal where so requested by Owner. Notwithstanding any provision in this Agreement to the contrary, Servicer may not use funds in any Custodial Account relating to a particular Owner to make Servicing Advances or to reimburse Servicer for any Servicing Fees or any other amounts payable hereunder that are in relation to funds received with respect to Mortgage Loans or REO Properties that are not owned by such Owner. The Servicer shall maintain separate accounts, books and records for each Owner.

f)
Escrow Account. For the Assets related to each Owner, Servicer shall segregate and hold all funds collected and received on the Mortgage Loans constituting Escrow Payments separate and apart from any of its own funds and general assets (and separate and apart from the funds relating to the Assets of any other Owner or other Person) and shall establish one or more Escrow Accounts with respect to each Owner, in the form of time deposit or demand accounts. Each Escrow Account shall be established with a Qualified Depository, subject to the approval of Owner in each case, and shall be evidenced by a letter agreement in the form provided by Owner. A copy of such letter agreement shall be sent to Owner promptly after an Escrow Account is established. Funds deposited in the Escrow Account may be drawn on by Servicer solely in accordance with Section 5(g) of these Standards. Servicer shall deposit in the Escrow Account or Accounts within two (2) Business Days of Servicer’s receipt, and retain therein:

(i)	all Escrow Payments collected on account of the Mortgage Loans with respect to the related Owner; and

(ii)
all amounts representing Insurance Proceeds or Condemnation Proceeds which are to be applied to the restoration or repair of any related Mortgaged Property and not to ground rents, taxes, assessments, water rates, hazard insurance premiums, PMI Policy or LPMI Policy premiums, if applicable, and similar items.

g)
Servicer shall make withdrawals from the applicable Escrow Account with respect to an Owner only to effect such payments as are required under the Agreement and these Standards. Servicer shall be entitled to retain any interest paid on funds deposited in the Escrow Account by the depository institution, other than interest on escrowed funds required by Law to be paid to a Mortgagor. To the extent required by applicable Laws, Servicer shall pay, without reimbursement, interest on escrowed funds to the Mortgagor notwithstanding that the Escrow Account may be non-interest bearing or that interest paid thereon is insufficient for such purposes. Servicer shall keep and maintain, in an electronic format acceptable to Owner, separate accounting, on a Mortgage Loan by Mortgage Loan basis and on an REO Property by REO Property basis , for the purpose of documenting the amount of and purpose for any deposit to or withdrawal from the Escrow Account and shall promptly furnish such documentation to Owner upon request.

h)
Reserve Account. With respect to each Asset Pool related to each Owner, Servicer shall segregate and hold all funds collected and received on the Assets separate and apart from any of its own funds and general assets (and separate and apart from the funds relating to the Assets of any other Owner or other Person) and shall establish a Reserve Account with respect to each Owner, in the form of a time deposit or demand account. Each Reserve Account shall be established with a Qualified Depository, subject to the approval of Owner in each case, and shall be evidenced by a letter agreement in the form provided by Owner. A copy of such letter agreement shall be sent to Owner promptly after a Reserve Account is established. Funds deposited in the Reserve Account may be drawn on by Servicer solely in accordance with this Agreement. On the Servicing Commencement Date for an Asset Pool, Owner shall deposit in the Reserve Account cash proceeds in the amount agreed to by Servicer and Owner and set forth in the related Asset Servicing Schedule. In addition, with respect to each Asset Pool, the related Asset Servicing Schedule shall set forth the Reserve Required Amount, which Reserve Required Amount may be adjusted by the mutual agreement of Servicer and Owner to address the current and expected reimbursement and funding for Servicing Advances.

i)	Servicer from time to time shall withdraw funds from the Reserve Account for the following purposes:

(i)	to reimburse itself for unreimbursed Servicing Advances, including without limitation any previously made Servicing Advances that are subsequently determined to be Nonrecoverable Servicing Advances;

(ii)
to pay itself interest earned on funds deposited in the Reserve Account (all such interest to be withdrawn monthly not later than each Remittance Date), to the extent not retained or previously paid to Servicer;

(iii)	if the depository of the Reserve Account ceases to be a Qualified Depository, to transfer funds to another Qualified Depository, subject to the prior written consent of Owner in each case;

(iv)	to withdraw funds deposited in error; and

(v)	to clear and terminate the Reserve Account upon the termination of the Agreement (with the proceeds of such withdrawal to be paid to Owner).

j)
Servicer shall keep and maintain, in an electronic format acceptable to Owner, separate accounting, on a Mortgage Loan by Mortgage Loan basis, and on an REO Property by REO Property basis, for the purpose of documenting the amount of and purpose for any deposit to or withdrawal from the Reserve Account and shall promptly furnish such documentation to Owner in relation to any such deposit or withdrawal where so requested by Owner. Notwithstanding any provision in this Agreement to the contrary, Servicer may not use funds in any Reserve Account relating to a particular Owner to make Servicing Advances or to reimburse Servicer for any Servicing Advances or any other amounts payable hereunder that are in relation to funds received with respect to Mortgage Loans or REO Properties that are not owned by such Owner. The Servicer shall maintain separate accounts, books and records for each Owner. Servicer shall diligently seek reimbursement and collection of Servicing Advances and other amounts advanced or funded by Servicer and Owner with respect to the Mortgage Loans and REO Properties. In the event that the Reserve Account is in an overdraft position and sufficient funds to cover such overdraft are not available in the Custodial Account, Servicer shall give written notice to Owner and Owner will have two (2) Business Days to fund such overdraft position in the Reserve Account.

k)
If a payment is received from a Mortgagor after foreclosure proceedings have commenced and the first legal action has occurred, Servicer shall, subject to modification based upon Servicer’s best practices, act as follows:

(i)
Servicer may deposit the payment in the Custodial Account and apply the payment amount to suspense if the Mortgagor is in an active loss mitigation status (short sale, loan modification, deed in lieu of foreclosure, etc.).

(ii)	Servicer shall not deposit the payment, which shall be returned to the Mortgagor if the Mortgagor is not in an active loss mitigation status.

(iii)	Other situations will be resolved on a case by case basis, with the prior written consent of Owner, and should be reviewed to maximize loan value.

l)
If necessary, all Mortgage Loans will have force placed insurance (FPI), under a policy approved by Owner, beginning on the related Servicing Commencement Date. The policies will be cancelled once proof of insurance is obtained through boarding file or when received from the Mortgagor. Mortgage Loans will not be billed for the first sixty (60) days of force placed coverage, but if no policy is provided within those sixty (60) days, that period will be billed in addition to the premiums going forward. Any Mortgage Loan with sufficient proof of current coverage as of the related Servicing Commencement Date will not be subject to FPI.

m)	Servicer shall ensure that real estate taxes relating to Mortgaged Properties are paid in accordance with Section 5(n) below.

n)
Stop codes shall be placed on Mortgage Loans that have issues where application of funds is not permitted or would inhibit certain resolution processes (e.g., Mortgage Loans in active foreclosure or litigation).

o)
Servicer may, with the prior written approval of the related Owner, transfer the Reserve Account, Custodial Account or the Escrow Account to a different Qualified Depository. Servicer shall bear any expenses, losses or damages sustained by Owner if the Reserve Account, Custodial Account and/or the Escrow Account are not demand deposit accounts.

SECTION 4.    ADJUSTABLE RATE MORTGAGE LOANS:

a)
On each adjustment date, Servicer shall make interest rate adjustments for each Adjustable Rate Mortgage Loan (“ARM”) and shall adjust the Monthly Payment in compliance with the requirements of the related Mortgage and Mortgage Note and Applicable Requirements. Servicer shall execute and deliver the notices required by each Mortgage and Mortgage Note and Applicable Requirements regarding interest rate adjustments. Servicer also shall provide timely notification to Owner of all applicable data and information regarding such interest rate and Monthly Payment adjustments and Servicer’s methods of implementing such interest rate adjustments. Upon the discovery by Servicer or Owner that Servicer has failed to adjust a Mortgage Interest Rate or a Monthly Payment pursuant to the terms of the related Mortgage, Mortgage Note or Applicable Requirements, Servicer shall promptly deposit in the related Custodial Account from its own funds the amount of any interest loss caused thereby without reimbursement therefor.

b)
Servicer shall not have any liability for any failure to properly adjust a Mortgage Interest Rate or Monthly Payment to the extent that such failure is primarily due to the actions or inactions of the Prior Servicer. These actions or inactions include, but are not limited to: incomplete information, inaccurate information and/or incomplete documentation.

SECTION 5.    ESCROW – PROPERTY TAX, HOA, AND INSURANCE:

a)	Withdrawals from the Escrow Account may be made by Servicer only:

(i)
to effect timely payments of ground rents, taxes, assessments, water rates, mortgage insurance premiums, condominium charges, fire and hazard insurance premiums or other items constituting Escrow Payments under the related Mortgage;

(ii)	to refund to any Mortgagor any funds found to be in excess of the amounts required under the terms of the related Mortgage Loan Documents;

(iii)	for application to restoration or repair of the Mortgaged Property required if appropriate conditions are met;

(iv)	for transfer to the Custodial Account in accordance with this Agreement;

(v)	to withdraw funds deposited into the Escrow Account in error; and

(vi)	to clear and terminate the Escrow Account on the termination of the Agreement (with the proceeds of such withdrawal to be paid as directed by Owner).

b)
Servicer will be responsible for the administration of the Escrow Account and will be obligated to make Servicing Advances to the Escrow Account in respect of its obligations under the Agreement, with such Servicing Advances being reimbursable from the Reserve Account to the extent not collected from the related Mortgagor or from amounts received with respect to the related Mortgage Loan.

c)
With respect to each Mortgage Loan where the related Mortgage provides for Escrow Payments and with respect to each REO Property, Servicer shall maintain accurate records reflecting the status of ground rents, taxes, assessments, water rates, sewer rents and other charges (including any homeowners’ associate fees or assessments) which are or may become a lien upon the related Mortgaged Property or REO Property, and the status of fire and hazard insurance coverage and shall obtain, from time to time, all bills for the payment of such charges, including renewal premiums (such charges and renewals collectively, the “Property Charges”) and shall effect payment therefor prior to the applicable penalty or termination date. Servicer assumes full responsibility for the timely payment of all Property Charges irrespective of the related Mortgagor’s faithful performance in the payment of same or the making of required Escrow Payments.

d)
To the extent that a Mortgage does not provide for Escrow Payments, subject to Applicable Requirements, Servicer shall make a Servicing Advance to effect payment of all Property Charges upon receipt of notice of any failure to pay on the part of the related Mortgagor, or at such time as Servicer reasonably determines to be in the best interest of Owner, in order to avoid the loss of the related Mortgaged Property by foreclosure from a tax or other lien. Servicer shall pay all late fees and penalties that are payable due to any delay in payment of Property Charges, without reimbursement to Servicer if the accrual of such late fees or penalties were the result of Servicer’s action or inaction. Servicer shall advance all unpaid penalties and fees payable due to any delay in payment of Property Charges caused by a Prior Servicer (“Prior Servicer Penalties”) and such Prior Servicer Penalties paid by Servicer shall be deemed to be Servicing Advances.

e)	Real Estate Taxes and Homeowners’ Association Fees/Assessments

(i)	Notifications of pending tax sales for non-payment must be monitored and researched, and taxes redeemed promptly where necessary.

(ii)	Notifications of pending foreclosure sales by homeowners associations for non-payment must be monitored and researched, and payments made promptly where necessary.

f)	Hazard Insurance

(i)
Servicer shall cause to be maintained for each first lien Mortgage Loan fire and hazard insurance with extended coverage as is customary in the area where the Mortgaged Property is located in an amount which is at least equal to the lesser of (A) the amount necessary to fully compensate for any damage or loss to the improvements which are a part of such property on a replacement cost basis or (B) the Unpaid Principal Balance of the Mortgage Loan and any mortgage loan senior to the Mortgage Loan, in each case in an amount not less than such amount as is necessary to prevent the Mortgagor and/or the Mortgagee from becoming a co-insurer. If the Mortgaged Property is in an area identified in the Federal Register by the Flood Emergency Management Agency as having special flood hazards and flood insurance has been made available, Servicer will cause to be maintained a flood insurance policy meeting the requirements of the current guidelines of the Federal Insurance Administration with a generally acceptable insurance carrier, in an amount representing coverage not less than the least of (X) the Unpaid Principal Balance of the Mortgage Loan and any mortgage loan senior to the Mortgage Loan, (Y) the maximum insurable value of the improvements securing such Mortgage Loan or (Z) the maximum amount of insurance which is available under the National Flood Insurance Act of 1968, as amended. Servicer shall also maintain on the REO Property for the benefit of the Owner, (1) fire and hazard insurance with extended coverage in an amount which is at least equal to the replacement cost of the improvements which are a part of such property, (2) public liability insurance and, (3) to the extent required and available under the National Flood Insurance Act of 1968, as amended, flood insurance in an amount as provided above. Any amounts collected by Servicer under any such policies other than amounts to be deposited in the Escrow Account and applied to the restoration or repair of the Mortgaged Property or REO Property, or released to the Mortgagor in accordance with Servicer's normal servicing procedures, shall be deposited in the Custodial Account, subject to withdrawal pursuant to the Standards. It is understood and agreed that no earthquake or other additional insurance is required to be maintained by Servicer or the Mortgagor or maintained on property acquired in respect of the Mortgage Loan, other than pursuant to such Applicable Requirements as shall at any time be in force and as shall require such additional insurance. All such policies shall be endorsed with standard mortgagee clauses with loss payable to Servicer and shall provide for at least thirty (30) days prior written notice of any cancellation, reduction in the amount of or material change in coverage to Servicer. Servicer shall not interfere with the Mortgagor's freedom of choice in selecting either his insurance carrier or agent; provided, however, that Servicer shall not accept any such insurance policies from insurance companies unless such companies currently reflect a general policy rating of B:VI or better in Best's Key Rating Guide or are otherwise a Qualified Insurer and are licensed to do business in the state wherein the Mortgaged Property is located.

(ii)
If a Mortgage Loan is secured by a unit in a condominium project, Servicer shall verify that the coverage required of the HOA, including hazard, flood, liability, and fidelity coverage, are being maintained and shall secure from the HOA its agreement to notify Servicer promptly of any material change in insurance coverages or of any condemnation or casualty loss that may have a material effect on the value of the Mortgaged Property as security. The Service shall promptly notify Owner in the event of such material change or cancellation.

(iii)
Subject to applicable Laws, Servicer should not force place insurance with respect to a Mortgage Loan as to which a Superior Lien exists, unless Servicer determines that there is enough equity, after taking into account the Superior Lien, to foreclose and that the holder of the Superior Lien has ceased maintaining coverage.

(iv)
Servicer agrees to indemnify Owner for any claims, losses, damages, penalties, fines, forfeitures, legal fees and related costs, judgments, and any other costs, fees and expenses that Owner may sustain in any way related to the failure by Servicer to comply with the Applicable Requirements resulting in the failure of the Mortgagor (or Servicer) to maintain hazard insurance or flood insurance with respect to the related Mortgaged Property which complies with the requirements of this section. If the Mortgagor fails or ceases to maintain hazard insurance or flood insurance with respect to the related Mortgaged Property, Servicer shall, if the Mortgaged Property is occupied, provide a Servicing Advance in an amount sufficient to maintain hazard and flood insurance coverages in appropriate amounts with respect to such Mortgaged Property, unless Owner has notified Servicer that it has provided a blanket insurance policy to cover the Mortgage Loans; provided, that, if the Mortgagor has vacated the Mortgaged Property, or if the Mortgagor’s existing policy has been canceled and the Mortgagor is unable to obtain conventional coverage, Servicer shall force-place such insurance.

g)	Mortgage Insurance (MI)

(i)
With respect to each first lien Mortgage Loan, Servicer will maintain or cause to be maintained in full force and effect (to the extent a Mortgage Loan has a PMI Policy as of the related Servicing Commencement Date and the Prior Servicer or Owner has provided the relevant information related to the PMI Policy to Servicer) a PMI Policy issued by a Qualified Insurer with respect to each Mortgage Loan for which such coverage is required. Such coverage will be maintained until the loan-to-value ratio of the related Mortgage Loan is reduced to 80% or less or such lesser percentage as may be stated in the related PMI Policy. Servicer will not cancel or refuse to renew any PMI Policy in effect on the Servicing Commencement Date that is required to be kept in force under this Agreement unless a replacement PMI Policy for such cancelled or non-renewed policy is obtained from and maintained with a Qualified Insurer. Servicer will maintain or cause to be maintained in full force and effect any LPMI Policy issued by a Qualified Insurer with respect to each Mortgage Loan for which such coverage is in existence or is obtained. Owner shall notify Servicer of any Mortgage Loan covered under an LPMI Policy. Servicer shall not take any action which would result in non-coverage under any applicable PMI Policy or LPMI Policy of any loss which, but for the actions of Servicer, would have been covered thereunder. In connection with any assumption or substitution agreement entered into or to be entered into pursuant to the Standards, Servicer shall promptly notify the insurer under the related PMI Policy or LPMI Policy, if any, of such assumption or substitution of liability in accordance with the terms of such policy and shall take all actions which may be required by such insurer as a condition to the continuation of coverage under the PMI Policy or LPMI Policy, as applicable. If such PMI Policy or LPMI Policy is terminated as a result of such assumption or substitution of liability, Servicer shall obtain a replacement PMI Policy or LPMI Policy, as applicable, as provided above.

(ii)
In connection with its activities as servicer, Servicer agrees to prepare and present, on behalf of itself and Owner, claims to the insurer under any PMI Policy and LPMI Policy in a timely fashion in accordance with the terms of such policies and, in this regard, to take such action as shall be necessary to permit recovery under any PMI Policy or LPMI Policy, as applicable, respecting a defaulted Mortgage Loan. Any amounts collected by the Servicer under any PMI Policy or LPMI Policy shall be deposited in the Custodial Account. The failure of a Qualified Insurer to pay all or part of a claim under a PMI Policy or LPMI Policy as a result of a breach by Servicer of its obligations hereunder or under such policy shall be treated as a mortgage insurer rejection and Servicer shall pay Owner the unpaid amount of such claim.

(iii)
Servicer shall comply with all provisions of applicable Laws relating to the cancellation of, or collection of premiums with respect to, PMI Policies, including the provisions of the Homeowners Protection Act of 1998, and all regulations thereunder, as amended from time to time. If a Mortgagor is required but fails to pay any PMI Policy premium, it shall be paid by Servicer as a Servicing Advance. Servicer shall be obligated to make premium payments with respect to all LPMI Policies required to be maintained by Servicer.

h)	Fidelity Bond and Errors and Omission Insurance

(i)
Servicer shall maintain with a Qualified Insurer, at its own expense, a blanket Fidelity Bond and an Errors and Omissions Insurance Policy, with broad coverage on all officers, employees or other persons acting in any capacity requiring such persons to handle funds, money, documents or papers relating to the Mortgage Loans (“Servicer Employees”). Any such Fidelity Bond and Errors and Omissions Insurance Policy shall be in the form of the Mortgage Banker’s Blanket Bond and shall protect and insure Servicer against losses, including forgery, theft, embezzlement, fraud, errors and omissions and negligent acts of such Servicer Employees. Such Fidelity Bond and Errors and Omissions Insurance Policy also shall protect and insure Servicer against losses in connection with the failure to maintain any insurance policies required pursuant to this Agreement and the erroneous release or satisfaction of a Mortgage Loan without having obtained payment in full of the indebtedness secured thereby.

(ii)
No provision of this Agreement requiring such Fidelity Bond and Errors and Omissions Insurance Policy shall diminish or relieve Servicer from its duties and obligations as set forth in the Agreement. The minimum coverage under any such Fidelity Bond and Errors and Omissions Insurance Policy shall be that which is acceptable for approval by Fannie Mae in the Fannie Mae MBS Selling and Servicing Guide or by Freddie Mac in the Freddie Mac Servicer’s Guide or, if higher, the minimum amount required under any other applicable Law to which Servicer is subject. Upon the execution of the Agreement and any other time upon the request of Owner, Servicer shall cause to be delivered to Owner a certified true copy of such Fidelity Bond and Errors and Omissions Insurance Policy. Further, such Fidelity Bond and Errors and Omissions Insurance Policy shall provide that the insurance provider shall give Owner thirty (30) days’ prior notice before such Fidelity Bond and Errors and Omissions Insurance Policy is terminated or materially modified.

i)	Insurance Claims

(i)	In the event of material damage to a Mortgaged Property, damage, claims must be filed with the appropriate insurer for repair or recovery of value.

(ii)
Servicer shall post all Insurance Proceeds received in respect of a Mortgaged Property to the Custodial Account, to the Escrow Account or disburse such Insurance Proceeds to the Mortgagor as provided in Section 3 of these Standards.

(iii)	Insurance Proceeds will be used to pay for repairs at the Mortgagor’s direction, with Servicer oversight and approval as provided in Section 5(j) below.

(iv)
The check in respect of Insurance Proceeds should be payable to the Mortgagor and Servicer jointly. If Owner is named as an additional loss payee, Servicer is hereby empowered to endorse any loss draft issued in respect of such a claim in the name of Owner.

j)	Restoration of Mortgaged Property

(i)
Servicer need not obtain the approval of Owner prior to releasing any Insurance Proceeds or Condemnation Proceeds to the Mortgagor to be applied to the restoration or repair of the Mortgaged Property if such release is in accordance with Applicable Requirements and the terms of this Agreement.

(ii)	Servicer shall, at a minimum, comply with the following conditions in releasing any Insurance Proceeds or Condemnation Proceeds:

(1)	Servicer shall receive satisfactory independent verification of the completion of the restoration or repairs and the issuance of any required approvals with respect thereto;

(2)	Servicer shall take all steps necessary to preserve the priority of the Mortgage, including, but not limited to requiring waivers with respect to mechanics’ and material men’s liens;

(3)	Servicer shall verify that the Mortgage Loan is not in default; and

(4)	Pending repairs or restoration, Servicer shall place the Insurance Proceeds or Condemnation Proceeds in the Escrow Account.

(iii)
If Servicer hereafter becomes aware that a Mortgaged Property is, or an REO Property becomes, an Environmental Problem Property, Servicer will notify Owner of the existence of the Environmental Problem Property. Additionally, Servicer shall set forth in such notice a description of such problem, a recommendation to Owner relating to the proposed action regarding the Environmental Problem Property and Servicer shall carry out the recommendation set forth in such notice unless otherwise directed by Owner in writing within five (5) Business Days after Owner’s receipt (or deemed receipt) of such notice.

SECTION 6.    COLLECTION ACTIVITIES:

a)
Continuously from the related Servicing Commencement Date until the principal and interest on the related Mortgage Loan are paid in full or the termination of this Agreement, Servicer will diligently collect all payments due under each Mortgage Loan when the same shall become due and payable and shall, to the extent such procedures shall be consistent with this Agreement, act in accordance with the terms and provisions of any related PMI Policy, LPMI Policy, Applicable Requirements and applicable Laws. Further, with respect to each Mortgage Loan which provides for Escrow Payments to be made, in accordance with Applicable Requirements, Servicer will ascertain and estimate annual ground rents, taxes, assessments, water rates, fire and hazard insurance premiums, mortgage insurance premiums, and all other charges that, as provided in the Mortgage, will become due and payable such that the installments payable by the Mortgagor will be sufficient to pay such charges as and when they become due and payable. Notwithstanding anything herein to the contrary, the Servicer shall have no obligation to collect, or make payments to the Owner with respect to, any prepayment penalties, late charges, fees or other items which are prohibited under applicable Laws.

b)	Servicer in its discretion may collect or may waive any applicable Prepayment Charge with respect to any Mortgage Loan which prepays.
SECTION 7.    PROPERTY INSPECTIONS:

a)
If any Mortgage Loan is more than sixty (60) days delinquent with no contact with the Mortgagor in the last thirty (30) days, Servicer shall immediately inspect the Mortgaged Property and shall conduct subsequent inspections in accordance with Applicable Requirements. Servicer shall keep a written report of each such inspection.

b)
If an inspection reveals that the Mortgaged Property is vacant, the appropriate servicing department should be immediately notified and appropriate property preservation activities initiated. Inspections will recur every thirty (30) days unless the Mortgage Loan becomes current.

c)	Any property damage discovered during an inspection must be immediately communicated to the appropriate insurer for claim processing.

d)	Servicer shall inspect each Mortgaged Property as often as deemed necessary by Servicer to assure itself that the value of the Mortgaged Property is being preserved.
SECTION 8.    LOSS MITIGATION:

a)
With respect to the Mortgage Loans, (i) Servicer shall accept and continue processing any loan modification, deed in lieu, short sale, or other loss mitigation requests pending at the time of the applicable Servicing Commencement Date in accordance with Applicable Requirements, (ii) Servicer shall honor outstanding trial and permanent loan modification, deeds in lieu, short sales, or other loss mitigation agreements in accordance with Applicable Requirements, including without limitation any trial or permanent loan modifications made under HAMP, and (iii) Servicer shall correctly apply payments with respect to Mortgage Loans for which the related mortgagor is a debtor in a case under Chapter 13 of the United States Bankruptcy Code of 1986, as amended, at the time of the applicable Servicing Commencement Date.

b)
Servicer will vigorously pursue any and all options for recovery and mitigation of losses due to non-payment. This includes short and long term repayment plans, forbearance agreements, stipulated agreements, modification of terms, negotiated short payoffs, short sales, deed-in-lieu, and deed-for-lease, if available. Additionally, if a Mortgage Loan in Default is an investment property, Servicer should pursue an assignment of rents under the terms of the appropriate addendum to the Mortgage as mutually agreed by Owner and Servicer.

c)	Effective monitoring and tracking of litigation involving the Mortgage Loans is required to ensure Servicer’s attorneys are addressing all issues timely to procure a prompt and judicious resolution.

d)	If a Mortgage Loan is covered by mortgage insurance (MI), Servicer will adhere to all MI requirements and obtain MI approval before proceeding with a loss mitigation solution.

e)
Consistent with the terms of this Agreement and Owner Instructions, Servicer may waive, modify or vary any term of any Mortgage Loan or consent to the postponement of strict compliance with any such term or in any manner grant indulgence to any Mortgagor if in Servicer’s reasonable and prudent determination such waiver, modification, postponement or indulgence is not materially adverse to Owner; provided, however, that Servicer shall not, without the prior written consent of the Owner, permit any modification with respect to any Mortgage Loan that would change the Mortgage Interest Rate, forgive the payment thereof of any principal or interest payments, reduce the outstanding principal amount (except for actual payments of principal), extend the final maturity date with respect to such Mortgage Loan or any other act that could reasonably be expected to affect adversely Owner’s interest in the Mortgage Note, Mortgage Loan, Mortgage, Mortgaged Property, Mortgage Loan Documents or Servicing File related to a Mortgage Loan, including without limitation, approve a short payoff, a short sale, a deed-in-lieu of foreclosure or other settlement with a Mortgagor for less than the full amount due under any Mortgage Loan.

f)
Subject to Owner Instructions, Servicer shall take such actions as it shall deem to be in the best interest of Owner and which are consistent with Applicable Requirements, the terms of this Agreement and all applicable Laws. Subject to the foregoing, Servicer shall continue, and is hereby authorized and empowered to execute and deliver on behalf of itself, and Owner, all instruments of satisfaction or cancellation, or of partial or full release, discharge and all other comparable instruments, with respect to the Mortgage Loans and with respect to the Mortgaged Properties. Servicer shall make all required Servicing Advances and shall service and administer the Mortgage Loans in accordance with Applicable Requirements, applicable Laws, the terms of this Agreement and the terms of the Mortgage Loan Documents and shall provide to the Mortgagor any reports required to be provided to it thereby.

g)
Owner may provide Servicer with Owner Instructions regarding certain servicing and loss mitigation decisions and procedures and Servicer shall comply with such Owner Instructions, subject to Applicable Requirements.

h)
In the event that any payment under any Mortgage Loan is not postponed pursuant to a forbearance plan, Loan Modification, or trial period plan and is not paid when the same becomes due and payable (including any Defaulted Mortgage Loan), or in the event the Mortgagor fails to perform any other covenant or obligation under the Mortgage Loan and such failure continues beyond any applicable grace period, then Servicer shall pursue collection and default recovery actions with respect to such Mortgage Loan as provided herein. Servicer shall comply with these Standards and Applicable Requirements in servicing and administering any Assets constituting a Defaulted Mortgage Loan or an REO Property.

i)
If Servicer is notified that any holder of a Superior Lien has accelerated or intends to accelerate the obligations secured by the Superior Lien, or has declared or intends to declare a default under the mortgage or the promissory note secured thereby, or has filed or intends to file a foreclosure action against a Mortgaged Property, then Servicer shall take, on behalf of Owner, whatever actions are necessary to protect the interests of Owner in accordance with the Applicable Requirements. With respect to an Asset subject to a Superior Lien, Servicer shall not make a Servicing Advance to pay such Superior Lien to the extent that it determines that such Servicing Advance would be a Nonrecoverable Servicing Advance. Servicer shall thereafter take such action as is necessary to recover such Servicing Advance.

j)
If Servicer reasonably believes it to be in the best interest of Owner, Servicer shall use its best efforts to enforce any “due-on-sale” provision contained in any Mortgage Loan Documents and to deny assumption by the person to whom the Mortgaged Property has been or is about to be sold whether by absolute conveyance or by contract of sale, and whether or not the Mortgagor remains liable on the Mortgage or the Mortgage Note. When the Mortgaged Property has been conveyed by the Mortgagor, Servicer shall, to the extent it has knowledge of such conveyance, exercise its rights to accelerate the maturity of such Mortgage Loan under the “due-on-sale” clause applicable thereto, provided, however, that Servicer shall not exercise such rights if prohibited by applicable Laws from doing so or if the exercise of such rights would impair or threaten to impair any recovery under the related PMI Policy or LPMI Policy, if any.

k)
If Servicer reasonably believes (1) enforcement of a “due-on-sale” clause is not in the best interest of Owner or (2) it is unable under applicable Laws to enforce such clause, Servicer shall enter into an assumption and modification agreement with the original Mortgagor and the person to whom the Mortgaged Property has been conveyed or proposed to be conveyed. Where an assumption is allowed pursuant to this clause (k), Servicer, with the prior written consent of the primary mortgage insurer, if any, and to the extent required by the applicable PMI Policy, is authorized to prepare a substitution of liability agreement and any other document required in connection therewith to be entered into by Owner and the Person to whom the Mortgaged Property has been conveyed or is to be proposed to be conveyed pursuant to which the original Mortgagor is released from liability and such Person is substituted as Mortgagor and becomes liable under the related Mortgage Note. Any such substitution of liability agreement shall be in lieu of an assumption agreement.

l)
Notwithstanding anything herein to the contrary, prior to its entering into any such assumption or substitution of liability, Servicer shall notify Owner in writing and obtain the written consent of Owner; provided, that Owner’s consent shall be deemed given if not denied within five (5) Business Days of Owner’s receipt of such notice. In connection with any such assumption or substitution of liability, Servicer shall follow the underwriting practices and procedures of prudent mortgage lenders in the respective states where the Mortgaged Properties are located. With respect to an assumption or substitution of liability, no material term of the Mortgage Loan may be changed, including without limitation, the Mortgage Interest Rate borne by the related Mortgage Note and the amount of the Monthly Payment. Servicer shall notify Owner that any such substitution of liability or assumption agreement has been completed and forward to the Custodian the original of any such substitution of liability or assumption agreement, which document shall be added to the related Mortgage Loan Documents and shall, for all purposes, be considered a part of such Servicing File to the same extent as all other documents and instruments constituting a part thereof.

m)
If the credit of the proposed transferee does not meet such underwriting criteria, Servicer shall diligently accelerate the maturity of the Mortgage Loan, to the extent permitted by the Mortgage Loan Documents and by applicable Laws.

n)
With respect to any Defaulted Asset, Servicer will conduct its activities hereunder in compliance with Applicable Requirements with the goal of seeking recovery in a commercially reasonable manner, including without limitation the pursuit of any remedy or recovery in a manner that has the likelihood of realizing a commercially reasonable recovery of net proceeds taking into account considerations relevant to realization of such recovery, including for example: (A) the costs and expenses of obtaining such realization, (B) the probability or risks associated in obtaining such realization, including any risk of losses or liabilities, and measures to minimize potential losses or liabilities from such Asset, (C) the net present value of the expected net proceeds based on the expected timing of such realization, and (D) the current and expected residential real estate market conditions.

o)
With respect to any Defaulted or Delinquent Mortgage Loan, subject to Owner Instructions, Servicer shall commence foreclosure proceedings in accordance with Applicable Requirements. In such connection, Servicer shall from its own funds make all necessary and proper Servicing Advances. Servicer shall take appropriate measures to ensure the accuracy of all documents filed or otherwise utilized by Servicer or its Vendor in any judicial or non-judicial foreclosure proceeding, related bankruptcy proceeding or in other foreclosure-related litigation, including but not limited to, documentation sufficient to establish ownership of the Mortgage Loan by Owner and the right to foreclose at the time the foreclosure action is commenced (it being understood that Servicer shall not be responsible for inaccuracies caused by Prior Servicers). All foreclosure attorneys, bankruptcy attorneys and eviction attorneys (collectively, “Default Firms”) to be used in connection with the servicing and administration of the Mortgage Loans and REO Properties shall be engaged in accordance with Applicable Requirements. Upon request, the Servicer shall provide Owner with an schedule of Default Firms being used by Servicer in connection with servicing the Mortgage Loans. Servicer shall be required to maintain, and to cause its Vendor to maintain, current and accurate records relating to foreclosure or related bankruptcy proceedings or related litigation, with a clear auditable trail of documentation capable of validating foreclosure that Servicer has produced, or has received from a Prior Servicer, and shall cause its Vendor to do the same.

p)
Without limiting the foregoing and with respect to any Defaulted Asset, consistent with the terms of this Agreement and Applicable Requirements, Servicer may pursue other default recovery actions that it determines in its reasonable and prudent discretion will likely result in a commercially reasonable realization of proceeds or minimize the potential loss from such Mortgage Loan, including without limitation a short payoff, the sale or other disposition of such Mortgage Loan or REO Property, or a charge-off of such Mortgage Loan through the abandonment of the related foreclosure action or the release of the Mortgage.

q)	Repayment Plans: Servicer may place the Mortgagor on a formal repayment plan if the Mortgagor is able to cure the delinquency in twelve (12) months or less.

r)	Loss Mitigation Waterfall:

(i)
The Loss Mitigation Waterfall set forth in the following clause (ii) may be modified by Servicer with the approval of Owner to maximize the value to be obtained from individual Mortgage Loans. Recommended options will be based, in part, on analysis of credit, monthly expenses, income, assets, property value, and foreclosure status.

(ii)
Loss mitigation options should be reviewed by Servicer in the following order or as otherwise agreed to by Owner and Servicer for particular Mortgage Loans, subject to contrary requirements of applicable Laws and as available and mutually agreed by Servicer and Owner:

(1)	Refinance – only if immediately possible in the opinion of the lending partner of Servicer.

(2)	Repayment Plan – only if the Mortgagor will remain current long term in the opinion of Servicer.

(3)
Deferment – if the Mortgagor will remain current long term in the opinion of Servicer. Only one (1) deferment is allowed in any twelve (12) month period. Servicer has the option to skip this step in the waterfall at its discretion.

(4)
Loan Modification - preferred for a Mortgagor who qualifies for a Loan Modification and wishes to stay in the house over the long term. At Servicer’s discretion, a forbearance agreement or a trial period plan may be used prior to offering a permanent Loan Modification.

(5)	Short Sale – preferred for Mortgagors who do not qualify for a Loan Modification, but want to remain in the home for the short term.

(6)	Deed in Lieu – preferred for Mortgagors who do not qualify for a Loan Modification, plus have either vacated the Mortgaged Property or wish to do so in the near future.

(7)	Foreclosure – if all other options have been attempted or there is a need to clear title.

(iii)	Mortgaged Properties with values less than $60,000 should have a net present value analysis performed as requested by Owner and submitted to Owner for low value review and resolution evaluation.
SECTION 9.    LOAN MODIFICATIONS:

a)
Servicer will send demand letters monthly for each Mortgage Loan that meet the following criteria: >60 days following the related Servicing Commencement Date, >75 days delinquent, >60 days since last contact with the Mortgagor, and no active loss mitigation, bankruptcy or foreclosure status.

b)	Loan Modification Required Documentation: Income verification as required by applicable Laws or in accordance with Servicer’s policies.

c)	For a Mortgage Loan that is insured by FHA: As required by applicable Laws.

d)
Servicer will file a Motion for Relief with the bankruptcy court when a Mortgagor does not reaffirm the related debt in CH 7 and is >45 days delinquent as of petition filing date and when a CH 13 Mortgagor’s account is >60 days delinquent post-petition on a Mortgagor paid plan.

e)	Servicer will require foreclosure attorneys and trustees and bankruptcy attorneys to adhere to the fee guidelines established under applicable Laws.

f)	HAMP eligible Loan Modifications should proceed in accordance with program requirements.

SECTION 10.    SHORT REFINANCE:
In general, the Short Refinance program entails Servicer, through its affiliates and other third parties, working with the Mortgagor and employing various loss mitigation activities including but not limited to Loan Modifications, in order to improve the Mortgagor’s credit in order to qualify the Mortgagor for a new first lien mortgage loan whose principal balance may be lower than the current principal balance of the existing Mortgage Loan, pursuant to HUD or other publically or privately sponsored origination and refinance program guidelines. Servicer shall inform Mortgagors targeted for a Short Refinance of all relevant benefits and conditions of the program. A Short Refinance may or may not follow a Loan Modification.

SECTION 11.    SHORT SALE:

a)	Valuations (BPOs) for short sale consideration should be less than 90 days old. If a valuation is greater than 90 days old, an updated interior valuation will be requested.

b)	Servicer will not pursue deficiency balances through legal remedies on short sales and deeds in lieu unless Servicer determines that it is prudent to pursue.

c)
Subject to applicable law, Servicer will pursue a deficiency balance, at its discretion, on foreclosed Mortgage Loans if it deems the benefit will outweigh the costs and Owner has given specific written authorization to do so.

d)
Deficiency Balances created through a Loan Modification at the time of short sale or short refinance with the Mortgagor may be transferred to Servicer’s Special Assets group, under which the Deficiency Balances will have none of the asset protection or servicing requirements of a normal Mortgage Loan.

SECTION 12.    DEED IN LIEU OF FORECLOSURE:

a)
If a short sale has been unsuccessful, or the Mortgagor does not wish to retain the Mortgaged Property, or is unwilling to make Mortgage Loan payments on the property, Servicer shall pursue a deed in lieu of foreclosure, if deemed appropriate after taking into account environmental, regulatory, senior liens, attachments, or other detrimental issues that could create a significant liability on Owner. To facilitate completion of the deed in lieu of foreclosure process and where in the best economic interests of Owner, Servicer may offer a Mortgagor an incentive to enter into an agreement to provide cash in exchange for a deed in lieu at some time in the future (the “Cash for Keys Agreement”). The Cash for Keys Agreement shall provide the following terms:

(i)	A date when the Mortgagor must vacate the Mortgaged Property, not to exceed 60 days from execution of the Cash for Keys Agreement;

(ii)	The Mortgagor must reasonably maintain the Mortgaged Property and reasonably cooperate with real estate agent designated by Servicer, including permitting showings of the Mortgaged Property;

(iii)	Servicer shall use best reasonable efforts to minimize payments to the Mortgagor, but not at the expense of timely execution of the Cash for Keys Agreement;

(iv)	Upon vacating, the Mortgagor will deliver the Mortgaged Property in broom clean condition; and

(v)
While still occupying the Mortgaged Property, the Mortgagor will cooperate with Servicer and allow listing agents, appraisers, inspectors, and other contractors to enter the Mortgaged Property upon reasonable notice (1-3 Business Days).

b)	Other Deed in Lieu requirements:

(i)	If there is a junior lien on the Mortgaged Property, Servicer must obtain written agreement from the junior lien holder before Servicer accepts the Deed in Lieu;

(ii)	Servicer must obtain a title report confirming that the Mortgagor can convey acceptable marketable title to the Mortgaged Property;

(iii)	Deed in Lieu is always delegated with clear title. If there are liens or judgments on the Mortgaged Property that require payment in excess of $15,000, prior written approval is required from Owner.

SECTION 13.    FORECLOSURE:

a)	Servicer shall continually monitor Mortgage Loans that have been referred to foreclosure throughout the process to ensure that effective timelines are being met.

b)	Servicer shall follow the proper foreclosure procedure requirements under applicable Laws, including starting and/or reinstating judicial or non-judicial foreclosure, as applicable.

c)
Servicer will select an attorney firm or trustee from its list of preferred vendors to complete foreclosure actions. Servicer will manage foreclosure processes through Black Knight Desktop/Process Management. Servicer will adhere to foreclosure timelines established by USFN, allowing adjustments for inherited actions, contested matters, and other third party delays when assessing timeline compliance.

d)	Servicer will require foreclosure attorneys and trustees to adhere to the fee guidelines established by Fannie Mae or, if stricter, such guidelines as are imposed under other applicable Laws.

e)	Servicer will obtain a valuation of the Mortgaged Property prior to the foreclosure sale where appropriate and determine the foreclosure bid amount in consultation with Owner.

f)	Notwithstanding the above, all foreclosure bids are capped by the total debt owed by the Mortgagor.

g)
In the event of a foreclosure and subsequent sale of the REO Property, Servicer will request Owner’s approval to secure a deficiency judgment, if permitted by law. If approved by Owner, Servicer will perform any and all actions required to secure a deficiency judgment.

h)	Foreclosure referrals should be signed off by a manager or foreclosure review committee of Servicer before being sent to the foreclosure attorney or trustee.

i)
Throughout the foreclosure process and with respect to vacant properties, Servicer is responsible for procuring all property preservation functions to ensure that the condition and appearance of the Mortgaged Property are maintained. This includes securing the Mortgaged Property, mowing the grass, removing trash and other debris that violate applicable law or pose a health or safety hazard, winterizing the Mortgaged Property, etc.

j)
Servicer shall retain outside counsel and title firms with expertise in the given geography of the Mortgaged Property to review prior due diligence findings on title, order and review new title report for liens, judgments, assignment issues, and other defects. Said counsel shall perfect title defects prior to foreclosure sale.

k)	Prior to considering the Mortgage Loan for foreclosure sale, Servicer shall confirm that no pending loss mitigation options are active.

l)
If the Mortgagor has been referred to foreclosure, qualifies for a Loan Modification and is willing to execute modification documents, the foreclosure sale will be stopped unless the Mortgagor has defaulted on a related trial period plan, the foreclosure sale date is to occur within 30 days, or if otherwise instructed by Owner.

m)	Servicer shall manage the foreclosure process so as to preserve the insurance provided by the PMI Policy or LPMI Policy, where applicable.

n)
To the extent the Servicing Asset Schedule notes the existence of a Superior Lien; Servicer shall (1) identify whether Servicer is also servicing the Superior Lien for Owner and (2) monitor the status of each Superior Lien in accordance with Applicable Requirements. If Servicer is servicing both the Mortgage Loan and Superior Lien for Owner, Servicer shall provide Owner with an electronic file identifying the related Mortgage Loan and Superior Lien within ten (10) business days of the related Servicing Commencement Date. If necessary to comply with Applicable Requirements, Servicer shall file (or cause to be filed) a request for notice of any action by a superior lien holder under a Superior Lien for the protection of Owner’s interest, where permitted by applicable Laws and whenever such Laws do not require that a junior lien holder be named as a party defendant in foreclosure proceedings in order to foreclose such junior lien holder’s equity of redemption. The cost of such filing shall be deemed a Servicing Advance.

s)
Notwithstanding the foregoing provisions of these Standards, with respect to any Mortgage Loan as to which Servicer has received notice of, or has knowledge of, the presence of any toxic or hazardous substance on the related Mortgaged Property, Servicer shall not either (i) obtain title to such Mortgaged Property as a result of or in lieu of foreclosure or otherwise, or (ii) otherwise acquire possession of, or take any other action with respect to, such Mortgaged Property if, as a result of any such action, either Servicer or Owner would be considered to hold title to, to be a mortgagee-in-possession of, or to be an owner or operator of such Mortgaged Property within the meaning of the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended from time to time, or any comparable law, unless Servicer has also previously determined, based on its reasonable judgment and a prudent report prepared by a Person who regularly conducts environmental audits using customary industry standards, that:

(i)
such Mortgaged Property is in compliance with applicable environmental laws or, if not, it would be in accordance with Applicable Requirements to take such action as necessary in order to bring the Mortgaged Property into compliance therewith; and

(ii)
there are no circumstances present at such Mortgaged Property relating to the use, management or disposal of any hazardous substances, hazardous materials, hazardous wastes, or petroleum-based materials for which investigation, testing, monitoring, containment, clean-up or remediation could be required under any federal, state or local law or regulation, or that if any such materials are present for which such action could be required, that it would be in accordance with Applicable Requirements to take such action with respect to the affected Mortgaged Property.

The cost of the environmental audit report contemplated by this clause (q) and any opinion of counsel the Servicer reasonably determines that it needs to make a reasonable judgment with respect to its duties under this clause (q) shall be advanced by Servicer, subject to the Servicer’s right to be reimbursed therefor from the Reserve Account.
If Servicer determines, as described above, that it would be in accordance with Applicable Requirements to take such actions as are necessary to bring any such Mortgaged Property into compliance with applicable environmental laws, or to take such action with respect to the containment, clean-up or remediation of hazardous substances, hazardous materials, hazardous wastes, or petroleum-based materials affecting any such Mortgaged Property, then Servicer shall take such action as it deems to be in accordance with Applicable Requirements. The cost of any such compliance, containment, cleanup or remediation shall be advanced by Servicer, subject to Servicer’s right to be reimbursed therefor from the Reserve Account.

o)
With respect to any Deficiency relating to a foreclosed Mortgage Loan, Owner may transfer the servicing from Servicer without cause to a successor servicer, and Servicer will only be entitled to previously accrued and unpaid Servicing Fees and reimbursement of all outstanding Servicing Advances for such foreclosed Mortgage Loan. Owner shall not be liable for any cost or fee, including, without limitation, any Deboarding Fee of any Deficiency transferred. A “Deficiency” means the rights from a foreclosed Mortgage Loan to pursue collection of a deficiency resulting from the receipt of proceeds from the foreclosure or other sale that are less than the total debt owing on such Mortgage Loan, as permitted under applicable Laws, or a Mortgage Loan as to which a deficiency judgment has been obtained.

SECTION 14.    REAL ESTATE OWNED AND PRE-REO:

a)	Eviction Issues

(i)	REO eviction issues should be brought to Owner’s attention for timely resolution of barriers to eviction, i.e.:

(1)	Delays in eviction timelines.

(2)	Contested evictions or legal issues that arise during the eviction process.

(ii)
Subject to applicable Laws, the Cash for Keys (CFK) tool should be utilized in parallel with eviction. Owner will consider using higher amounts for Properties in locations with longer eviction timelines, and Properties in areas with strict tenant protection laws, e.g. Cambridge, MA; Brooklyn, NY; Newark, NJ.

b)
Servicer shall, itself or pursuant to an arrangement with a third party (the “REO Designee”) designated by Servicer in consultation with Owner, manage, conserve, protect, operate, and sell all REO Properties.

c)
In the event that title to a Mortgaged Property is acquired in foreclosure or by deed in lieu of foreclosure, the deed or certificate of sale shall be issued in the name of the Owner or such other party (other than the Servicer) designated by the Owner, as nominee on behalf of the Owner.

d)
Servicer shall manage, conserve, protect and operate each REO Property (and may temporarily rent the same) for Owner solely for the purpose of its prompt disposition and sale. Servicer shall cause each REO Property to be inspected promptly upon the acquisition of title thereto and shall cause each REO Property to be inspected at least annually thereafter. Servicer shall make or cause to be made a written report of each such inspection. Such reports shall be retained in the Servicing File and copies thereof shall be forwarded by Servicer to Owner upon request. Servicer shall attempt to sell the same (and may temporarily rent the same) on such terms and conditions as Servicer deems to be in the best interest of Owner.

e)
With regard to all REO Properties, Servicer shall continue to be responsible for the payment of Property Charges as Servicing Advances, handling insurance claims and reimbursing the REO Designee for costs and expenses incurred in the performance of its responsibilities regarding the REO Properties as Servicing Advances. Servicer shall be obligated to reimburse the REO Designee only after Servicer has received an invoice or itemized account of costs and expenses. Servicer shall be reimbursed by Owner for any amounts it reimburses to an REO Designee pursuant to any such bill, provided that Servicer has reviewed the bill for appropriateness.

f)
Servicer shall make Servicing Advances for all payments necessary for the proper operation, management and maintenance of the REO Property, including the cost of maintaining any hazard insurance. Notwithstanding the foregoing, in the event any such cost exceeds $15,000, then Servicer shall obtain Owner’s prior written approval before making any such Servicing Advance.

SECTION 15.    BANKRUPTCY:

a)
Where a Mortgagor is in bankruptcy proceedings, delayed payments on the related Mortgage Loan from the bankruptcy trustee should be monitored and the trustee should be contacted to request remittance of available funds. Servicer will select an attorney firm from its list of preferred vendors to complete bankruptcy actions. Servicer will instruct counsel to file a Motion for Relief within seven (7) Business Days of the Mortgagor becoming greater than 60 days delinquent post-petition on a Mortgagor paid plan.

b)	All correspondence with a Mortgagor must include a statement indicating that, if the Mortgagor is in bankruptcy, the correspondence is not an attempt to collect a debt.

c)	Servicer must proactively monitor bankruptcy filings in order to identify Mortgagor bankruptcies at the time that they are filed.

d)	For each Mortgage Loan, Servicer is to check on a monthly basis using AACER or an equivalent source to determine whether the related Mortgagor is in bankruptcy.

e)
Servicer will represent Owner’s interest in any bankruptcy proceedings relating to the Mortgagor, provided Owner has given Servicer its approval prior to such representation. The associated costs of protecting Owner’s interest in bankruptcy shall be paid as Servicing Advances in accordance with the Agreement. If the Mortgagor, a creditor, or a bankruptcy trustee proposes to reduce the unpaid principal balance of the Mortgage Note, reduce a Mortgage Loan’s interest rate, or otherwise modify a Mortgagor’s obligations under a Mortgage Loan, Servicer shall use reasonable efforts to challenge any such modification on a timely basis if a commercially reasonable and valid legal basis exists for such challenge, unless Owner agrees not to challenge such modification.

f)	Servicer must adhere to all applicable bankruptcy timelines and bankruptcy laws.

g)
Immediately upon identification that a Mortgagor is in bankruptcy, Servicer must suspend all debt collection activities and place appropriate flags and Stop Codes on the related Mortgage Loan to ensure collection efforts are suspended.

h)
Servicer should continue loss mitigation efforts throughout the bankruptcy process by working through the Mortgagor’s attorney, or if legally permissible, by providing the attorney with a copy of any correspondence sent to the Mortgagor. All loss mitigation must be approved by the appropriate bankruptcy authorities (trustees, etc.).

i)	Servicer will manage bankruptcy processes through Black Knight Desktop/Process Management.

j)	Servicer will file Proofs of Claim prior to established deadlines and Transfers of Claim within ten (10) business days of boarding.

k)
Servicer will file a Motion for Relief with the bankruptcy court when a Mortgagor does not reaffirm the related debt in CH 7 Bankruptcy and is greater than 60 days delinquent as of petition filing date and when a CH 13 Mortgagor’s account is greater than 60 days delinquent post-petition on a Mortgagor paid plan.

SECTION 16.    INVESTMENT MANAGEMENT:

a)	Servicer will provide Owner and/or its agent portal access for the purpose of monitoring activity and loan workout progress with Mortgagors.

b)
Servicer will assign specific, and dedicated, personnel in a sufficient number and having sufficient expertise to manage and service the Assets to include, but not limited to overall Account Manager, Collectors, Loss Mitigation Agents and REO specialists. Loss Mitigation agents are those agents which handle loans with over 30 day delinquency or at risk of imminent default or a single point of contact on all categories as deemed appropriate by Servicer.

c)	Servicer will make available the opportunity and working space for Owner to perform scheduled site visits to interact with management.

d)	Servicer will hold scheduled calls with Owner to review overall servicing performance.

e)	Servicer shall adhere to all MI guidelines for reporting, preservation of deficiency rights, and seek appropriate approvals from the MI company on loan workout solutions.

f)	Servicer shall file MI Claims as required to recover losses associated with completed foreclosures, short sales, and deeds in lieu.

g)
Servicer shall make available to Owner on occasion, access to allow Owner to monitor or otherwise manage its assets on-site at Servicer’s offices during regular business hours. Such on-site access shall include a means for Owner to view the status of its Assets, a phone and fax machine.

SECTION 17.    VENDOR MANAGEMENT:

a)
Any Vendor engaged by Servicer shall be engaged on commercially reasonable, arm’s length basis and at competitive rates of compensation. Upon request, Servicer shall provide Owner with the names of any Vendor used by Servicer in connection with the performance of any of its obligations under this Agreement. If Owner or Servicer identifies any Vendor as having been materially deficient, including as a result of reputational, financial, legal, expense or performance issues, Servicer shall take appropriate measures to assess if such deficiency can be corrected, and if not, to replace such Vendor for the obligations set forth in this Agreement as soon as reasonably practical with a Vendor acceptable under Applicable Requirements.

b)
Servicer shall require that all Vendors, as a condition to their engagement by Servicer, agree (i) to be bound by provisions substantially similar in nature and in all material respects to provisions of this Agreement applicable to the services provided by such Vendor with respect to this Agreement (specifically, but not limited to, compliance with Applicable Requirements) and (ii) to implement policies and procedures relating to services provided with respect to this Agreement that comply with all applicable Laws and the servicing standards consistent with this Agreement.

c)
At the request of Owner, Servicer shall use commercially reasonable efforts to cause its Vendors performing services with respect to the Mortgage Loans to respond to any reasonable inquiries by Owner or its regulators relating to any such Vendor’s performance of such services and compliance with all applicable Laws, including without limitation inquiries regarding such Vendor’s qualifications, expertise, capacity and staffing levels, training programs, work quality and workload balance, reputation (including complaints), information security, document custody practices, business continuity, and financial viability.

SECTION 18.    REGULATORY COMPLIANCE:

a)
Servicer shall perform and adhere to all applicable Laws, including those Laws governing the servicing of mortgage loans and the protection of consumer and owner interests. These include Laws relating to servicing practices that address customer care, disclosure and privacy and security of information (including, but not limited to, Consumer Information) handled by Servicer (the “Privacy Laws”). Servicer should expect to discuss and provide evidence of compliance activities and quality control disciplines that assess its compliance with all applicable Laws, including but not limited to the Fair Debt Collection Practices Act, Service members Civil Relief Act, Fair Credit Reporting Act, Equal Credit Opportunity Act, Fair Housing Act, Electronic Funds Transfer Act, the Truth-in-Lending Act, the Real Estate Settlement Procedures Act, the GLBA and applicable state Laws. Servicer is expected to adhere to its record retention policy in compliance with applicable Laws, including servicing licensing requirements. Servicer agrees and acknowledges that as to all Consumer Information received or obtained by it with respect to any Mortgagor, Servicer is hereby prohibited from disclosing or using any such information internally other than to carry out the express provision of this Agreement.

Servicer shall implement such physical and other security measures as shall be necessary to (i) ensure the security and confidentiality of Consumer Information which it has possession of or control over, (ii) protect against any threats or hazards to the security and integrity of such Consumer Information, and (iii) protect against any unauthorized access to or use of such Consumer Information.
Servicer shall notify Owner immediately (i.e., within twenty-four (24) hours) following discovery of any suspected breach or compromise of the security, confidentiality, or integrity of any Consumer Information. Servicer shall provide follow-up written notification within one (1) Business Day to Owner. Written notification provided pursuant to this paragraph shall include a brief summary of the available facts, the status of Servicer's investigation, and, if known, the potential number of Mortgagors affected, if applicable.

b)	Record Retention

i.	Servicer shall maintain records relating to the Assets for at least seven (7) years.

c)	MERS

i.	For so long as any of the Mortgage Loans are registered with MERS, Servicer shall comply with all rules and procedures of MERS in connection with the servicing of such Mortgage Loans.

d)
For each Mortgage Loan, Servicer shall accurately and fully furnish, in accordance with the Fair Credit Reporting Act and its implementing regulations, accurate and complete information (e.g., favorable and unfavorable) on its Mortgagor credit files on a monthly basis to each of the following credit repositories: Equifax Credit Information Services, Inc., Trans Union, LLC and Experian Information Solution, Inc.

e)
Each party agrees that it shall comply with all applicable laws and regulations regarding the privacy or security of Customer Information shall maintain appropriate administrative, technical and physical safeguards to protect the security, confidentiality and integrity of Customer Information, including, if applicable, maintaining security measures designed to meet the Interagency Guidelines Establishing Standards for Safeguarding Customer Information, 66 Fed. Reg. 8616 and complying with the privacy regulations under Title V of the Gramm-Leach-Bliley Act, 15 U.S.C. § 6801 et seq., and the rules promulgated thereunder. For purposes of this Section, “Customer Information” means any personal information concerning a Mortgagor that is disclosed by one party to the Agreement to the other.

f)
In the event Servicer grants a satisfaction or release of a Mortgage without having obtained payment in full of the indebtedness secured by the Mortgage (other than in connection with loss mitigation activity related to a defaulted Mortgage Loan allowed under this Agreement and consistent with Applicable Requirements), Servicer shall, at Owner’s option, remit to or on behalf of Owner the actual unpaid principal balance of the related Mortgage Loan (after taking into account payments received with respect to such Mortgage Loan), including any accrued and unpaid interest thereon, by deposit thereof in the Custodial Account or by wire transfer to Owner of immediately available funds. The Fidelity Bond and Errors and Omissions Insurance Policy maintained by Servicer shall insure Servicer against any loss it may sustain with respect to any Mortgage Loan not satisfied in accordance with the procedures set forth herein.

g)
Servicer shall file information reports with respect to the receipt of mortgage interest received in a trade or business, reports of foreclosures and abandonments of any Mortgaged Property and information returns relating to cancellation of indebtedness income with respect to any Mortgaged Property as required by Sections 6050H, 6050J and 6050P of the Code or any comparable or successor provisions. Such reports shall be in form and substance sufficient to meet the reporting requirements imposed by such Sections 6050H, 6050J and 6050P of the Code or any comparable or successor provisions.

h)
In addition to other reports required herein, following the foreclosure sale or abandonment of any Mortgaged Property or REO Property, Servicer shall report such foreclosure or abandonment as required pursuant to Section 6050J of the Code or any comparable or successor provisions.

i)
With respect to the period that the related Mortgage Loans are being serviced by Servicer, Servicer shall prepare promptly each report required by Applicable Requirements including reports to be delivered to all governmental agencies having jurisdiction over the servicing of the Mortgage Loans and the Escrow Accounts, shall execute such reports or, if Owner must execute such reports, shall deliver such reports to Owner for execution prior to the date on which such reports are due and shall file such reports with the appropriate Persons. Servicer shall timely prepare and deliver to the appropriate Persons Internal Revenue Service forms 1098, 1099 and 1099A (or any similar replacement, amended or updated Internal Revenue Service forms) relating to any Mortgage Loan for the time period such Mortgage Loan has been serviced by Servicer. Owner shall be solely responsible for filing any other forms including, without limitation and to the extent applicable, forms 1041 and K-1 or any similar replacement, amended or updated Internal Revenue Service forms. The reports to be provided under this section shall cover the period through the end of the month following the termination of this Agreement or, in the case of reports to be sent to the Internal Revenue Service, the end of the calendar year following termination of the Agreement. To the extent it is an Applicable Requirement, Servicer shall promptly prepare all reports or other information required to respond to any inquiry from, or give any necessary instructions to, any mortgage insurer, provider of hazard insurance or other insurer or guarantor, taxing authority, tax service, or the Mortgagor.

SECTION 19.    STANDARD REPORTS:

a)
On or prior to the eighth (8th) Business Day of each month, Servicer will provide a standard remittance reporting package for the most recently completed calendar month for each Owner in electronic format substantially in such form as may be mutually agreed upon by Owner and Servicer, showing all collections of interest and principal (from whatever source) on the related Mortgage Loans and all collections in respect of the related Mortgaged Properties and REO Properties (including sale proceeds and rental payments) during the calendar month preceding the such eighth (8th) Business Day as well as the amounts, and a detailed description of all Servicing Advances incurred during such calendar month and all distributions from the Custodial Account during such calendar month. Servicer shall provide separate accounting and reporting for each Owner..

b)
With respect to each month, the corresponding individual loan accounting report shall be received by each Owner no later than the eighth (8th) Business Day occurring in the following month, which report shall contain the following:

i.
with respect to each Monthly Payment, the amount of such remittance allocable to principal (including a separate breakdown of any Principal Prepayment, including the date of such prepayment, and any prepayment penalties or premiums, along with a detailed report of interest on principal prepayment amounts);

ii.	with respect to each Monthly Payment, the amount of such remittance allocable to interest and assumption fees;

iii.	the amount of servicing compensation received by the Servicer during such month;

iv.	the loan level and aggregate outstanding principal balance of the Mortgage Loans as of the related Determination Date;

v.	the loan level and aggregate of any Servicing Advances and other expenses made and reimbursed to the Servicer during such month;

vi.
a listing of (a) the paid-through date of each Mortgage Loan, (b) the Mortgage Loans as to which foreclosure has commenced, (c) the Mortgage Loans with respect to which the related borrowers that have declared bankruptcy; and (d) the Mortgage Loans as to which REO Property has been acquired;

vii.	a trial balance, sorted in the Owner's assigned loan number order.

viii.	if applicable, the amount requested to be deposited into the Reserve Account (it being understood that the making of such deposit is subject to the agreement of Owner); and

ix.	non-cash adjustments due to modifications and liquidations for less than the full amount due.

c)	Servicer also shall provide Owner a monthly report of legal action(s) by individual Mortgagor(s) relating to the Mortgage Loans and against Servicer or Owner.

d)
Servicer shall furnish to Owner such other periodic, special, or other reports or information, whether or not provided for herein, as shall be necessary, reasonable, and appropriate with respect to Owner or the purposes of this Agreement. All such other reports or information shall be provided by and in accordance with all reasonable instructions and directions which Owner may give. Servicer shall notify Owner with respect to the estimated cost of preparing any such other reports prior to their preparation. If any such other reports or information require Servicer to perform any additional programming functions to prepare such reports or information, the costs to prepare such reports or information shall be a Servicing Advance and Servicer shall be reimbursed for such Servicing Advances pursuant to the terms of this Agreement.

e)
In addition to other reports required herein, Servicer shall furnish to Owner or its designee on or before the eighth (8th) Business Day of each calendar month a statement with respect to any REO Property covering the operation of such REO Property for the previous month and Servicer’s efforts in connection with the sale of such REO Property and any rental of such REO Property incidental to the sale thereof for the previous month. That statement shall be accompanied by such other information as Owner shall reasonably request.

f)
Upon the foreclosure sale of any Mortgaged Property or the acquisition thereof by Owner pursuant to a deed in lieu of foreclosure, Servicer shall submit to Owner a liquidation report with respect to such Mortgaged Property. Servicer must submit foreclosure sale results to Owner for all Mortgage Loans within five (5) Business Days after the foreclosure sale is held, in a form acceptable to Owner.

SECTION 20.    CERTAIN TERMS:
For purposes of simplicity, these Standards utilize various terms (both capitalized and uncapitalized), acronyms and other abbreviated terms that are not fully defined herein. In each case, such terms and acronyms shall be given meanings which are consistent with their common usage in the professional mortgage loan servicing industry and the provisions of these Standards, including the provisions in which such terms and acronyms appear shall be interpreted and construed in accordance with the standards and practices generally prevailing in such industry.

EXHIBIT G
FORM OF POWER OF ATTORNEY

EXHIBIT H
DATA TAPE FIELDS

FIELD NAME
LOAN NUMBER
UNPAID PRIN BAL
ESCROW BALANCE
UNAPPLIED BALANCE (SUSPENSE) – If Applicable
HAZARD LOSS BALANCE – If applicable
CORPORATE ADVANCE BALANCE – If applicable
ORIGINAL LOAN AMOUNT
P&I PAYMENT
BORROWER 1 NAME
BORROWER 2 NAME
PROPERTY STREET
CITY
STATE
ZIP
PROPERTY TYPE
CURRENT RATE
ORIGINATION DATE
1ST PAYMENT DUE DATE
MATURITY DATE
NEXT PAYMENT DUE DATE
INTEREST PAID TO DATE
INTEREST CALCULATION METHOD
PMI POLICY NUMBER
APPRAISAL VALUE
APPRAISAL DATE
LIEN POSITION
NOTE TYPE
LOAN TERM MONTHS
BALLOON PAYMENTS (If applicable)
OCCUPANCY STATUS
BORROWER HOME TELEPHONE
BORROWER BUSINESS TELEPHONE
MAIL ADDRESS
MAIL CITY
MAIL STATE
MAIL ZIP
BWR 1 SOCIAL SEC
BWR 2 SOCIAL SEC
PREPAY PENALTY Y/N
LATE CHARGE DAYS
LATE CHARGE RATE
ESCROW (T&I) PAYMENT
FICO SCORE
1ST ADJUSTMENT PERIOD CAPS MAX
1ST ADJUSTMENT PERIOD CAPS MIN
REG CAPS MAX
REG CAPS MIN
1ST ADJUSTMENT PERIOD IN MONTHS
REG ADJ PERIOD IN MONTHS
ROUNDING BASIS
MARGIN
CEILING
FLOOR
NEXT CHG DATE
ROUNDING CODE
INDEX TYPE
LOOKBACK PERIOD IN DAYS
FLOOD Y/N
FLOOD_ZONE_NBR
MERS I.D.#

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